PROSPECTUS

PACIFIC COPPER CORP.

9,488,000 SHARES OF COMMON STOCK
BY SELLING SHAREHOLDERS

The selling shareholders of Pacific Copper Corp., a Delaware corporation (“Pacific Copper” or the “Company”) named in this prospectus (the “Selling Shareholders”) are offering up to 9,488,000 shares of the Company’s common stock, par value $0.0001 per share (the “shares”).

The shares are quoted on the Over-the-Counter Bulletin Board operated by NASDAQ (the “OTC”) under the symbol, “PPFP.” The selling shareholders may offer to sell the shares being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any of the proceeds of the sale of shares by the selling shareholders. We will pay all of the costs associated with this registration statement and prospectus.

BEFORE BUYING THE SHARES OF COMMON STOCK, CAREFULLY READ THIS PROSPECTUS, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS. THE PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. Neither the Company nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 24, 2007.

Until November 22, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

History and Business. Our name is Pacific Copper Corp. and we sometimes refer to ourselves in this prospectus as “Pacific Copper”, the “Company” or as “we,” “our,” or “us.” We are an exploration stage mining company. Our objective is to explore and, if warranted, develop our 114 mineral claims located in Okanogan County, Washington, and certain mineral claims in Chile and Peru, as more fully described herein. Our head office is at 3430 E. Sunrise Drive; Suite 160, Tucson, Arizona 85718-3216, and our administration offices are at 1226 White Oaks Blvd., Suite 10A, Oakville, Ontario Canada L6H 2B9. Our telephone number is 1-866-798-1839 and our fax numbers is 1-866-599-6415.

Securities Being Offered. We have 29,145,932 shares issued and outstanding as of August 15, 2007. The Selling Shareholders are offering up to 9,488,000 shares. Pacific Copper’s shares are quoted on the OTC under the symbol, “PPFP.” The selling shareholders may offer to sell the shares being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. There is no minimum number of shares that must be sold in this offering.

Risk Factors. You should read the “RISK FACTORS” section as well as the other cautionary statements throughout this prospectus so that you understand the risks associated with an investment in our securities. Any investment in our common stock should be considered a high-risk investment because of the nature of mineral exploration. Only investors who can afford to lose their entire investment should invest in these securities.

Use of Proceeds. The Selling Shareholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares by the Selling Shareholders. Upon exercise of outstanding warrants, we will receive the exercise price. The proceeds of the exercise of warrants will be used for working capital and to pay exploration program expenses. We are paying all of the expenses relating to the registration of the Selling Shareholders’ shares, but we will not pay any commissions or expenses of the actual sale of the shares.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, the audited FINANCIAL STATEMENTS OF PACIFIC COPPER CORP. for the years ended October 31, 2006 and 2005, and the unaudited financial statements for the six months ended April 30, 2007, including the notes thereto contained elsewhere in this Prospectus.

Balance Data Sheet 2007	As at April 30, 2007	As at October 31, 2006

Cash and Cash Equivalents	$2,637,180	$378,979
Total Assets	$2,646,219	$391,930
Liabilities	$105,119	$68,383
Total Stockholders’ Equity	$2,541,100	$323,547

Statement of Operations Data	For the six months ended April 30, 2007	For the one-year period ended October 31, 2006

Revenue from Operations	$Nil	$Nil
Other Income	$Nil	$Nil
Net Loss	$265,647	$647,453

RISK FACTORS

1.	THE COMPANY HAS NO SOURCE OF OPERATING REVENUE AND EXPECTS TO INCUR SIGNIFICANT EXPENSES BEFORE ESTABLISHING AN OPERATING COMPANY, IF IT IS ABLE TO ESTABLISH AN OPERATING COMPANY AT ALL.

Currently, the Company has no source of revenue, and no commitments to obtain additional financing. The Company will require significant additional working capital to carry out its exploration programs. The Company has no operating history upon which an evaluation of its future success or failure can be made. The ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	further exploration of our mineral properties and the results of that exploration;

-	raising the capital necessary to conduct this exploration; and

-
raising capital to develop our mineral properties, establish a mining operation, and operate this mine in a profitable manner, if any of these activities are warranted by the results of our exploration programs and a feasibility study.

Because the Company has no operating revenue, it expects to incur operating losses in future periods as it continues to spend funds to explore its mineral properties. Failure to raise the necessary capital to continue exploration could cause the Company to go out of business.

2.	IF THE COMPANY DEVELOPS MINERAL RESOURCES, THERE IS NO GUARANTEE THAT PRODUCTION WILL BE PROFITABLE.

Even if the Company finds mineral resources, there is no assurance that it will be able to mine them or that a mining operation would be profitable on any of its properties.

3.	THE COMPANY IS HIGHLY DEPENDENT UPON ITS OFFICERS AND DIRECTORS. BECAUSE OF THEIR INVOLVEMENT IN OTHER SIMILAR BUSINESSES WHICH MAY BE COMPETITORS, THEY MAY HAVE A CONFLICT OF INTEREST.

Our President and CEO is our only full-time employee of the Company. None of the Company’s other officers or directors works for the Company on a full-time basis, nor are there any proposals or definitive arrangements to engage them on a full-time basis. Some of our directors are officers or directors of other companies in similar exploration businesses. Our President and CEO is permitted to engage in other business activities outside the business of the Company. The other business activities of our officers and directors may be considered a conflict of interest because these individuals must continually make decisions on how much of their time they will allocate to the Company as against their other business projects, which may be competitive. Also, the Company has no key man life insurance policy on any of its senior management or directors. The loss of one or more of these officers or directors could adversely affect the ability of the Company to carry on business.

4.	THE COMPANY COULD ENCOUNTER REGULATORY AND PERMITTING DELAYS.

The Company could face delays in obtaining permits to operate on the property covered by the claims. Such delays could jeopardize financing, if any is available, which could result in having to delay or abandon work on some or all of the mineral properties.

5.	THERE ARE PENNY STOCK SECURITIES LAW CONSIDERATIONS THAT COULD LIMIT YOUR ABILITY TO SELL YOUR SHARES.

Our common stock is considered a "penny stock" and the sale of our stock by you will be subject to the "penny stock rules" of the Securities and Exchange Commission. The penny stock rules require broker-dealers to take steps before making any penny stock trades in customer accounts. As a result, the market for our shares could be illiquid and there could be delays in the trading of our stock which would negatively affect your ability to sell your shares and could negatively affect the trading price of your shares.

6.	RISKS ASSOCIATED WITH PROPERTIES IN SOUTH AMERICA

The Company is currently pursuing investments and exploration projects in Chile and Peru. These investments and projects, as well as any other investments or projects made or undertaken in the future in other developing nations, are subject to the risks normally associated with conducting business in such countries, including labor disputes and uncertain political and economic environments, as well as risks of disturbances or other risks which may limit or disrupt the projects, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation laws or policies, foreign taxation, limitations on ownership and on repatriation of earnings, and foreign exchange controls and currency fluctuations. Foreign investments may also be adversely affected by changes in United States laws and regulations relating to foreign trade, investment and taxation. If the Company’s operations in a particular foreign country were halted, delayed or interfered with, the Company’s business could be adversely affected.

DETERMINATION OF OFFERING PRICE

The offering price shown in our registration statement (of which this prospectus forms a part) has been estimated solely for the purpose of calculating the registration fee payable to the Securities and Exchange Commission in connection with this prospectus. The estimate is based upon the price paid by investors in the most recent private placement of shares and warrants by the Company. The offering price is not an indication of value, nor has it been established by any recognized methodology for deriving the value of the shares. The selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices. The offering price should not be considered an estimation of value.

DILUTION

We will issue more common stock from treasury in future financings in order to raise additional capital to conduct our exploration activities and meet operating costs. If common stock is issued to raise additional capital, it will result in the dilution of the existing shareholders.

DESCRIPTION OF BUSINESS

We are an exploration stage mining company. Our objective is to explore and, if warranted and feasible, to develop our mineral claims located in Okanogan County, Washington State (which we refer to herein collectively as the “Mazama Claims”); mineral claims in Peru that the Company has contracted to obtain (the “Peru Claims”); and mineral claims in Chile that the Company has contracted to obtain (the “Chile Claims”). There is no assurance that commercially viable mineral deposits exist on any of our mineral claim sites and further exploration will be required before a final evaluation as to economic feasibility is determined. Currently, the Mazama Claims are our only material asset. The Company does not consider the Peru Claims or the Chile Claims significant; however this evaluation may change following the closing of our agreements to acquire these Claims and the results of our exploration programs on these Claims.

PROPERTIES

Please note that the Glossary at the end of this Prospectus contains definitions for certain geological and other specialized terms used in this section. Where appropriate, these definitions have been incorporated in the text of this section.

THE MAZAMA CLAIMS

Property Location and Description

We refer to our claims, as further described in this section, collectively as the “Mazama Claims.” The Mazama Claims are located in the County of Okanogan, Washington State in the Methow Valley of north-central Washington, 110 miles northeast of Seattle and 13 miles northwest of Winthrop. The surface area of the Mazama Claims is about 1,200 feet above the Methow Valley floor. Access is by well maintained paved and gravel roads from Highway 20.

Beginning in 1963, seven companies successively explored the area containing the Mazama Claims for copper, molybdenum, and gold mineralization. Mineralization occurs in and around the Fawn Peak complex of the Mazama Claims area. The highest copper grades occur in a well fractured block of intrusive and adjacent volcanic rock. Two peripheral mineral veins abutting the copper deposit were explored or mined in the early nineteen hundreds. Our information about this early exploration is from publicly available records.

The Mazama Claims are listed below:

Claim Name	Claim Number	BLM Number
FAWN 1 - 36	3095085 - 3095120	ORMC 160162 -160197
CU 1 - 42	3095121 - 3095162	ORMC 160120 - 160161

In addition, we recently staked an additional thirty-six claims that are contiguous to the above claims. The staked Claims are listed below:

Claim Name	Claim Number	BLM Number
PACIFIC 1-36	3111416-3111459	ORMC 161079 - 161114

We have a total of 114 claims at this site.

Property Acquisition Agreement

The Company entered into an Asset Purchase Agreement with Multi Metals Mining Corp. (“Multi-Metals”) and certain individuals (the “Asset Purchase Agreement”) as of September 15, 2006 for the purchase of a 100% interest in the Mazama Claims then held by Multi Metals. The rights in the Mazama Claims were conveyed by Multi Metals, as record holder of the Claims in trust for the benefit of individuals who also were parties to the Asset Purchase Agreement. The total purchase price for the Claims was $500,000, payable by the issuance and delivery of 5,000,000 common shares of the Company. Pursuant to the Asset Purchase Agreement, the Company received standard representations and warranties that the Claims were free and clear of all liens and encumbrances and were in good standing as registered with the United States Department of the Interior - Bureau of Land Management.

Pursuant to an agreement dated September 10, 2006, Larry Sostad of Vancouver, British Columbia, Canada was engaged to manage the preliminary exploration on the Mazama Claims on behalf of the Company. Mr. Sostad and his son, Andrew Sostad, are both shareholders of the Company.

The Company entered into a Drilling Agreement on October 5, 2006 with Kendrick Drilling Services (“Kendrick”), a company based in British Columbia, Canada, to diamond drill no less than 1,500 feet on the Mazama Claims with targets to be selected by the Company. The drilling program was suspended after the first hole was drilled due to weather conditions. Kendrick was paid a total of $9,040.00 for the work completed prior to suspension. Kendrick is required to keep all drilling results confidential. Neither Kendrick nor any of its principals are related to the Company.

On June 4, 2007 the Company entered into a Drilling Agreement with 473203 B.C. LTD. doing business as “Nicola Diamond Drilling,” to carry out a 5,000 foot drill program, also to be managed by Mr. Sostad. Drilling commenced on June 25, 2007 and is ongoing. No results are yet available. The objective of this program is to verify the previously reported copper ore body. This may require more diamond drilling. In addition the Company is carrying out geophysics, surface exploration and metallurgical testing. The Company expects to produce a new report once the 2007 work program is completed.

Regulations Governing Mining in Washington State

All exploration and mining in Washington is carried out under laws and regulations established by the Federal Bureau of Land Management (“BLM”) and the Department of Forestry and in some circumstances, the local county or municipality where the claims are located. The BLM administers public lands according to applicable law which includes the Federal Land Policy and Management Act of 1976 (the “FLPMA”). BLM policies, procedures and management actions must be consistent with the FLPMA. Applicable regulations cover, among other things, exploration work where the surface is disturbed, all types of underground mining, air and water quality, use of ground water from wells, rivers, ponds and lakes, waste management, protection of the environment wildlife and historical sites, road building and discharge and disposal of all materials from mining operations.

Government Requirements for Maintenance of Claims

A claim holder is required to pay an annual fee of $125.00 per claim to the BLM on or before the 31st of August each year to maintain the claim.

Government Permitting

The BLM and Department of Forestry issue permits required for exploration and mining in the State of Washington. We hold, or our contractors hold, all of the permits necessary to conduct our current exploration programs at the Mazama Claims site.

PACIFIC COPPER IN SOUTH AMERICA

CHILE CLAIMS

On April 19, 2007 the Company executed an agreement dated as of April 11, 2007 (the “Chile Agreement”) with Harold Gardner on behalf of a corporation to be formed in Chile which, prior to closing, will own certain mineral claims located in Chile in the Carrizal, Cerro Blanco and Carrera Pinto mining districts (the “Chile Claims”). The corporation to be formed in Chile is referred to herein as “Chile Co.” Provided that the closing conditions contained in the Chile Agreement are satisfied and the assets contemplated in the Chile Agreement are held by Chile Co., Pacific Copper will acquire 99% of the partnership interests of Chile Co. in exchange for 6,150,000 common shares of Pacific Copper. Chile Co. would then become a subsidiary of Pacific Copper. One percent (1%) of the partnership interests of Chile Co. will be retained by Eduardo Esteffan in order to satisfy a requirement under Chilean law that there be at least two members of the limited liability partnership. In addition, Chile Co. is required to have a Chilean citizen appointed as a manager. In order to facilitate the formation of Chile Co., upon execution of the Chile Agreement the Company paid $25,000 to cover expenses relating to the formation of Chile Co. and consummation of the Chile Agreement. This amount has been expensed to General and Administration expense.

The shares of Pacific Copper to be received by the shareholders of Chile Co. upon consummation of the Chile Agreement are referred to as the “Chile Exchange Shares.” The Chile Exchange Shares will be issued pursuant to an exemption from registration under the Securities Act, of 1933, as amended (the “Securities Act”) and will be restricted upon issuance.

On August 9, 2007, Harold Gardner was appointed to the Company’s Board of Directors, pursuant to the terms of the Chile Agreement. For information about Mr. Gardner, see “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS.” On August 13, 2007, the Chile Agreement was amended and restated to reflect the legal formation of Chile Co. pursuant to the laws of Chile as “Sociedad Pacific Copper Chile Limitada,” a Chilean limited liability partnership, and to extend the closing date of the Chile Agreement. The parties now contemplate that the closing of the Chile Agreement shall occur no later than November of 2007. As of the date of this prospectus, the Chile Agreement has not yet closed. The following disclosure relates to property that will become an asset of the Company (as the parent company of Chile Co.) upon closing of the Chile Agreement.

CARRIZAL, CERRO BLANCO, AND CARRERA PINTO
PORPHYRY COPPER SYSTEMS IN CHILE

History

The Carrizal District, the Cerro Blanco District and the Carrera Pinto District (collectively the “Districts”) were known in Europe and the United States during the 1800’s. Chile led all countries in world copper production from 1850 - 1880, supplying as much as 40% of world demand. Almost half of all Chilean production during this period came from the Districts. The combined mining operations at Carrizal and Cerro Blanco alone provided from 10% to 15% of the world’s copper during the period from 1850-1880.

The Copiapo Mining Company, a British Company, operated from 1836 until 1911 in the Districts. Total copper exported from the Districts during that period was estimated to be 750,000 tons. Gold production at Carrizal alone has been estimated as high as 1.7 million ounces. Based upon available records, half of the veins at Cerro Blanco carried substantial silver, which when hand cobbed, averaged 30 ounces per ton of ore.

Each of the Districts had dozens of high grade copper veins with precious metal by-products. After World War I, with deepening vein systems, production eventually dwindled and was replaced at mines such as El Teniente and Chuquicamata, after the introduction of flotation methods made low grade porphyry systems available at these sites economical to mine.

The Districts were largely ignored and, to the knowledge of the Company, no serious effort has been made during the last 100 years to locate any of the mineralizing porphyry systems. Currently there is a renewed interest in the Carrera Pinto area, with several major mining companies planning drilling operations. Pacific Copper has under contract a significant land position covering six major porphyry targets in the Districts.

CARRERA PINTO DISTRICT

The Carrera Pinto District is located 60 kilometers northeast of Copiapo and is reached on paved roads using the highway to Inca del oro. Travel time is less than an hour. Pacific Copper has three porphyry targets in a group of properties totaling approximately 2,750 hectares of constituted exploration claims, with additional filings pending with respect to 1,100 additional hectares. The properties are located in the plain and along the fringes of a collapsed caldera system of approximately 20 kilometers in diameter. The hills forming the caldera walls are crossed with numerous veins and mantos containing high grade copper with some silver.

Turkesa properties

The Turkesa properties cover over 700 hectares, with an additional 500 contiguous hectares covered by a filing, covering a porphyry target and crossing mantos. Land to the north is controlled by Teck Cominco Limited and the Dulcinea mine, with workings more than 6,000 feet deep. Additional land should be claimed to the east as it becomes available. The crossing manto system feeds the Dulcinea complex, and a series of former mines to the north. A porphyry system is believed to be covered in large part by the Turkesa claims.

Cobrizo Properties

The Cobrizo properties cover 2,000 hectares of registered exploration property with additional amounts filed totaling an additional 600 hectares. Portions of this property were also drilled by CORFO Ltd., which identified a porphyritic system. Pacific Copper believes that it has covered a substantial portion of this system, as well as a small portion of an adjacent system which it shares with Phelps Dodge Mining Co., BHP Billiton, and Minera Carola.

A total of three porphyry systems, and a few crossing manto systems, comprise the targets at Carerra Pinto.

CODELCO, the Chilean state copper company, is also very active in the area, drilling a large plain 30 kilometers north of Carrera Pinto.

CERRO BLANCO DISTRICT

The porphyry system at Cerro Blanco is approximately eight square kilometers in area, of which Pacific Copper would control roughly 70% upon closing of the Chile Agreement. This system mineralizes both the high grade lode veins of the historic district to the south, as well as the Corral chalcosite-silver veins to the north. Chalcosite is a copper mineral containing two atoms of copper for each atom of sulfide. The property consists of 940 hectares of registered exploration property, with an additional 200 hectares filed for registration.

Cerro Blanco is located approximately 90 kilometers south of Copiapo and is accessed using a paved road for half of the distance and an improved gravel road for the balance. Mean elevation of the porphyritic system is approximately 1,900 meters and weather conditions are excellent for year round operations.

CARRIZAL DISTRICT

The porphyry system in the Carrizal District is approximately eight kilometers wide with two enriched copper ore zones, one on either side of a subsides area crossed by vein lodes which formed the bulk of past copper and gold production. The eastern zone is the largest porphyry target, about twelve square kilometers, almost all of which is covered by Pacific Copper’s 1,100 hectares of registered mining property (under contract). Pacific Copper will have 160 hectares of titled exploration property on the smaller western target, with additional acreage filed, upon closing of the Chile Agreement.

Carrizal is accessed using the Pan American highway south of Copaipo for about an hour, then west on improved secondary roads for an additional 30 minutes. The mean elevation is 700 meters, and weather is temperate for year round operations.

PERU CLAIMS

On April 19, 2007 Pacific Copper executed an agreement dated as of April 11, 2007 (the “Peru Agreement”) with David Hackman on behalf of a corporation to be formed in Peru which, prior to closing, will own certain mineral claims located in Peru in the Medalla Milagrosa copper area (the “Peru Claims”). The corporation to be formed in Peru is referred to herein as “Peru Co.” Provided that the closing conditions contained in the Peru Agreement are satisfied and the assets contemplated in the Peru Agreement are held by Peru Co., Pacific Copper will acquire 99% of the partnership interests of Peru Co. in exchange for 4,850,000 common shares of Pacific Copper. Peru Co. would then become a subsidiary of Pacific Copper. One percent (1%) of the partnership interests of Peru Co. will be retained by Donald Stiles in order to satisfy the requirement under Peruvian law that the limited liability partnership have at least two members. Peru Co. will be required to appoint at least one manager who is a Peruvian citizen. In order to facilitate the formation of Peru Co., upon execution of the Peru Agreement the Company paid $25,000 to cover expenses relating to the formation of Peru Co. and consummation of the Peru Agreement. This amount has been expensed to General and Administration expense.

The shares of Pacific Copper to be received by the shareholders of Peru Co. upon consummation of the Peru Agreement are referred to as the “Peru Exchange Shares.” The Peru Exchange Shares will be issued pursuant to an exemption from registration under the Securities Act, and will be restricted upon issuance.

On August 9, 2007 Mr. Hackman was appointed to the Company’s Board of Directors pursuant to the terms of the Peru Agreement. For information about Mr. Hackman, see “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS.” On August 13, 2007, the Peru Agreement was amended and restated to reflect the legal formation of Peru Co. pursuant to the laws of Peru as Pacific Copper Peru SRL., a Peruvian limited liability partnership and to extend the closing date of the Peru Agreement. The parties now contemplate that the closing of the Peru Agreement shall occur no later than November of 2007. As of the date of this prospectus, the Peru Agreement has not closed. The following disclosure relates to property that will become as asset of the Company (as the parent company of Peru Co.) upon closing of the Peru Agreement.

MEDALLA MILAGROSA

The Medalla Milagrosa copper area is located about 30 kilometers south-east of Arequipa, a city with a population of approximately one million and a major mining center. The property is accessed using a paved road to Yarabama and then exiting 10 kilometers later onto improved dirt roads for an additional 10 kilometers. Total travel time is about one hour. The property group was formerly held by Nippon Mining, a consortium from Japan which included the Mitsubishi Mining Company, Fuji Chemical Company, and Dowa Company. Much of the property was mapped and sampled geo-chemically. In addition, four reverse circulation holes were drilled on the Don Javier property after Induced Polarization mapping indicated an anomalous area of interest.

As of May 1, 2007, the Company advanced a loan of $200,000 to Gareste LTDA, affiliated with the sellers under the Peru Agreement. The loan was made pursuant to an oral agreement that the funds would be used to cover initial drilling cists. The Company was aware that a drilling team and diamond drill were available and chose to advance funds in order to secure their services. The loan is evidenced by a promissory note, payable upon demand. Principal amounts under the promissory note may be relieved by performance of drilling on the site and presentment of evidence of work completed.

FISCAL YEAR

Our fiscal year end is October 31.

TRANSFER AGENT

Our Transfer Agent and Registrar for the Common Stock is Olde Monmouth Stock Transfer Co. Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

EMPLOYEES

Our President and CEO is our only full-time employee of the Company. None of the Company’s other officers or directors works for the Company on a full-time basis, nor are there any proposals or definitive arrangements to engage them on a full-time basis. Some of our directors are officers or directors of other companies in similar exploration businesses. Our President and CEO is permitted to engage in other business activities outside the business of the Company. The other business activities of our officers and directors may be considered a conflict of interest because these individuals must continually make decisions on how much of their time they will allocate to the Company as against their other business projects, which may be competitive. We rely primarily upon consultants to accomplish our administration and exploration activities. In particular, we have entered into an agreement with Kriyah Consultants LLC to perform certain administrative and management services for the Company. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - Contractual Obligations and Commercial Commitments.” We are not subject to a union labour contract or collective bargaining agreement. Management services are provided by our executive officers on an "as-needed" basis.

We have an employment contract with the Company’s President and Chief Executive Officer, Andrew A. Brodkey (the “Employment Agreement”). The Employment Agreement has a two-year term commencing on August 1, 2007, unless terminated earlier pursuant to the terms of the Employment Agreement. Mr. Brodkey’s base salary is $132,000 per year. Mr. Brodkey also received 1,700,000 incentive options to purchase shares of the Company’s common stock at $0.50 per share. Such stock options have a term of five years commencing on August 1, 2007, and vest as follows: 200,000 options vested as of August 1, 2007 and the balance will vest at the rate of 66,666 options per month commencing on January 1, 2008. Mr. Brodkey is permitted to engage in outside business activities, including business activities in the mining industry. We have no other employment agreements with any of our officers or directors.

Rakesh Malhotra, the Company’s CFO, has received an hourly wage of CDN$125.00 for oversight of the preparation of the Company’s financial statements since November of 2006. From November, 2006 until April 29, 2007 he received $4,760 in connection with financial statement preparation. Since his appointment as CFO, as of April 30, 2007, Mr. Malhotra has received $2,690.

We pay a consulting fee of $7,500 per month to Medallion Capital Corp., a company controlled by the Company’s Corporate Secretary, Stafford Kelley. The Company also pays a consulting fee of $4,000 per month to Kriyah Consulting LLC, a company managed by the Company’s President and Chief Executive Officer, Andrew A. Brodkey. For more information, see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

STOCK OPTION PLAN

On August 8, 2006, we adopted the 2006 Stock Option Plan (the "Plan") under which our officers, directors, consultants, advisors and employees may receive stock options. The aggregate number of shares of common stock that may be issued under the plan is 5,000,000. The purpose of the Plan is to assist us in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors, and employees of Pacific Copper who contribute to our success, and to achieve long-term objectives that will inure to the benefit of all shareholders through the additional incentive inherent in the ownership of our common stock. Options granted under the plan will be either "incentive stock options", intended to qualify as such under the provisions of section 422 of the Internal Revenue Code of 1986, as from time to time amended (the "Code") or "unqualified stock options". For the purposes of the Plan, the term "subsidiary" shall mean “Subsidiary Corporation,” as such term is defined in section 424(f) of the Code, and "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The Plan is administered by the Board of Directors.

On June 22, 2007 Pacific Copper filed a registration statement on Form S-8 with the SEC pursuant to which it registered 5,000,000 shares of common stock for issuance upon exercise of options granted pursuant to the Plan.

The following summarizes options outstanding as of the date of this prospectus:

Expiry Date	Price Per Share	Number of Shares

May 13, 2012	$0.50	1,750,000

July 19, 2012	$0.50	350,000

Jul 31, 2012	$0.50	1,700,000

August 8, 2012	$0.51	650,000

COMPETITION

There is aggressive competition within the mining industry to discover and acquire properties considered to have commercial potential. We compete for the opportunity to participate in promising exploration projects with other entities, many of which have greater resources than we do. In addition, we compete with others in efforts to obtain financing to explore and develop mineral properties.

HISTORY

We were incorporated in the State of Delaware on May 18, 1999 under the name, "Gate-1 Financial, Inc.” Our then sole shareholder formed the Company in order to pursue a proposed investment and business combination with Aerogame Inc., a company that had developed a mobile hand-held computer device that enabled users to play gambling games on airplanes. The transaction did not proceed and the Company did not have any business activity until June of 2006 when the Company was approached by persons who owned or controlled mineral property claims in Washington State. On August 17, 2006, we changed our name to “Pacific Copper Corp.” In September of 2006, the Company entered into an asset purchase agreement pursuant to which it acquired its Properties in Washington State. The Properties and the asset purchase agreement are described in the section of this prospectus entitled, “PROPERTIES.” William G. Timmins, M. Elden Schorn, Donald G. Padgett, Todd D. Montgomery and Brent Walter each were appointed to fill vacancies on the Company’s board of directors on August 28, 2006.

On August 3, 2007, Mr. Montgomery and Mr. Walter resigned from the Board of Directors. On August 9, 2007, Harold Gardner, David Hackman and George Orr were appointed to fill vacancies on the Board of Directors. On August 1, 2007, Andrew A. Brodkey was appointed President, Chief Executive Officer and on August 9, 2007 he was appointed Chairman of the Board of Directors.

Private Placements

In May of 2007, the Company received $795,000 in connection with subscriptions for 1,590,000 units at $0.50 per unit. Each unit consisted of one common share and one half share purchase warrant. Each full share purchase warrant is exercisable for one common share at $0.75 per share on or before April 30, 2009. The Company paid Bolder Investment Partners, Ltd. (“Bolder”) $43,750 and issued Bolder a warrant to purchase 87,500 common shares at $0.50 per share on or before April 30, 2009. as finder’s fees. The private placement was exempt from registration under the Securities Act pursuant to an exemption afforded by Regulation S promulgated under the Securities Act (“Regulation S”).

On April 30, 2007, the Company completed a private placement of 4,580,000 units at a price of $0.50 per unit. Each unit entitled the holder thereof to one share of the Company’s common stock and one-half share purchase warrant. Each full share purchase warrant is exercisable for one common share of Pacific Copper at a price of $0.75 per share on or before April 30, 2009. The Company paid agents $72,800 and issued warrants to purchase 145,600 common shares at $0.50 per share on or before April 30, 2009. The private placement was exempt from registration under the Securities Act pursuant to Regulation S.

The shares issued in April and May 2007 are subject to lock-up agreements that limit the number of shares that may be re-sold within specified time frames. One-third of the shares held by a selling shareholder could be resold as of August 16, 2007, the date on which the Registration Statement, of which this prospectus forms a part, became effective (the “effective date”), one-third may be re-sold 90 days from the effective date and one-third may be re-sold 180 days from the effective date.

On March 9, 2007, the Company completed a private placement of 1,000,000 shares of the Company’s common stock at a price of $0.10 per share with a single non-U.S. investor. These shares are subject to a lock-up agreement pursuant to which 250,000 of the shares may be re-sold on April 4, 2007 (the effectiveness of a registration statement on Form SB-2 covering the resale of said shares (the “effective date”)); 250,000 shares may be re-sold following the six-month anniversary of the effective date; 250,000 shares may be re-sold following the twelve-month anniversary of the effective date; and 250,000 shares may be re-sold following the eighteen-month anniversary of the effective date. The private placement was exempt from registration under the Securities Act pursuant to Regulation S. There were no fees paid to placement agents.

On March 15, 2007, the Company completed a private placement of 1,000,000 restricted shares of the Company’s common stock at a price of $0.10 per share with a single non-U.S. investor. The private placement was exempt from registration under the Securities Act pursuant to Regulation S promulgated under the Securities Act. There were no fees paid to placement agents.

In September and October of 2006, the Company issued 4,710,000 common shares through private placements for gross proceeds of $471,000.

On October 20, 2006 the Company issued 5,000,000 common shares as consideration for the acquisition of the Mazama Claims to individuals who had registered the Mazama Claims in trust with Multi Metals Mining Inc., a Nevada corporation. The total consideration of $500,000 calculated at $0.10 per common share has been expensed to the income statement as Project expenses.

During the three months ended January 31, 2007, the Company issued 660,000 common shares through private placement for gross proceeds of $66,000.

The shares issued in September and October 2006, and during the three months ended January 31, 2007 are all subject to lock up agreements which provide that: one fourth of the shares may be re-sold upon February 16, 2007 (the effectiveness of a registration statement on Form SB-2 covering the resale of said shares (the “effective date”)); one-fourth of the shares may be re-sold following the six-month anniversary of the effective date; one-fourth of the shares may be re-sold following the twelve-month anniversary of the effective date; and one-fourth of the shares may be re-sold following the eighteen-month anniversary of the effective date. The private placements were exempt from registration under the Securities Act pursuant to Regulation S. 500,000 of these shares were placed with a single U.S. accredited investor.

Consulting Agreements

On June 1, 2007 the Company entered into an agreement with Sweetwater Capital Corporation (“Sweetwater”) for a term of 24 months to provide financial public relations, business promotion, business growth and development, including consultation regarding mergers and acquisitions, and general business consultation. The Company will pay Sweetwater $4,000.00 per month plus 1,000,000 restricted shares that will be earned in equal installments of 250,000 shares on each of December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. Such shares were issued in the form of one stock certificate on June 1, 2007. The consultant must return any unearned shares in the event of an early termination of the agreement.

On June 1, 2007 the Company entered into a consulting agreement with Greatrek Trust SA (“Greatrek”) for a term of fifteen months to provide advice on financial matters, business growth and development, and general business consultation. The Company will pay Greatrek 1,000,000 restricted shares that will be earned in equal installments of 250,000 shares on each of December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. Such shares were issued in the form of one stock certificate on June 1, 2007. The consultant must return any unearned shares in the event of an early termination of the agreement.

On June 1, 2007 the Company entered into a consulting agreement with Scharfe Holdings Inc. (“Scharfe”) for a term of fifteen months to provide advice on financial matters, business growth and development, and general business consultation. The Company will pay Scharfe 1,000,000 restricted shares that will be earned in equal installments of 250,000 shares on each of December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. Such shares were issued in the form of one stock certificate on June 1, 2007. The consultant must return any unearned shares in the event of an early termination of the agreement.

Each of Sweetwater, Greatrek and Scharfe are non-U.S. Persons. Sweetwater and Scharfe are Canadian entities doing business in North America. Greatrek is based in Liechtenstein and doing business in Europe. The shares issued under the foregoing agreements were exempt from registration under the Securities Act pursuant to Regulation S.

On August 22, 2007 the Company entered into an agreement (the “Agreement”) with Kriyah Consultants LLC ("Kriyah"), dated as of August 22, 2007, for the performance of certain administrative and management services.  The Agreement has an initial term of two years and is then is automatically renewable.  Either party may terminate the Agreement upon 60 days prior written notice. Under the Agreement, Kriyah received an initial payment of $57,503.77 and will receive payments of $4000.00 each month thereafter.  Upon execution of the Agreement, the Company issued Kriyah 1,000,000 common share purchase warrants (the “Warrants”), where each Warrant is exercisable into one common share of the Company at the price of $0.60 until August 22, 2012. The Warrants will vest beginning on August 22, 2007 over a period of two years at the rate of 250,000 Warrants every 6 months. In order to facilitate the retaining of Kriyah, the Company guaranteed a lease agreement for Kriyah’s office lease in Tucson, Arizona. The Company’s maximum obligation under the lease guarantee, as of the date of this report, would be $394,593.92 in the event of a lease default with full acceleration of rent. Kriyah’s manager, Andrew A. Brodkey, is also the President and CEO of the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
FOR THE THREE AND SIX MONTH PERIOD ENDED APRIL 30, 2007
AND
TWELVE MONTHS ENDED OCTOBER 31, 2006

Discussion of Operations & Financial Condition
Three and Six month period ended April 30, 2007

Pacific Copper Corp. has no source of revenue and we continue to operate at a loss. We expect our operating losses to continue for so long as we remain in an exploration stage and perhaps thereafter. As at April 30, 2007, we had accumulated losses of $923,021. Our ability to emerge from the exploration stage and conduct mining operations is dependent, in large part, upon our raising additional equity financing.

As described in greater detail below, the Company’s major endeavor over the six month period ended April 30, 2007 has been its effort to raise additional capital to pursue its exploration activities. We are now moving forward to evaluate the financial needs of the Company and to explore the properties and to implement exploration programs.

SELECTED INFORMATION

	Three months ended	Three months ended
	April 30, 2007	April 30, 2006

Revenues	$Nil	$Nil
Net Loss	$141,230	$Nil
Loss per share-basic and diluted	$ (0.007)	$ (0.000)

	Six months ended	Six months ended
	April 30, 2007	April 30, 2006

Revenues	$Nil	$Nil
Net Loss	$265,647	$Nil
Loss per share-basic and diluted	$ (0.014)	$ (0.000)

	As at	As at
	April 30, 2007	October 31, 2006

Total Assets	$2,646,219	$391,930
Total Liabilities	$105,119	$68,383
Cash dividends declared per share	Nil	Nil

The total assets for the six month period ended April 30, 2007 includes cash and cash equivalents of $2,637,180, prepaid expenses of $7,178 and capital assets of $1,861. For the year ended October 31, 2006, total assets include cash and cash equivalents of $378,979, prepaid expenses of $11,819, and capital assets of $1,132. Our current assets increased significantly from $390,798 on October 31, 2006 to $2,644,358 on April 30, 2007. The increase in current assets arose as the Company received funds upon the issue of common shares for a total cash consideration of $2,526,000 and also received an additional $30,000 for subscription for stock during the six-month period ended April 30, 2007.

Revenues

No revenue was generated by the Company’s operations during the three-month and six-month periods ended April 30, 2007 and April 30, 2006.

Net Loss

The Company’s expenses are reflected in the Statements of Operation under the category of Expenses. To meet the criteria of United States generally accepted accounting principles (“GAAP”), all mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

The significant components of expense that have contributed to the total operating expense are discussed as follows:

(a) General and Administrative Expense

Included in operating expenses for the three-month period ended April 30, 2007 is general and administrative expense of $142,203, as compared with $Nil for the three-month period ended April 30, 2006. During the six-month period ended April 30, 2007, the general and administrative expense was $202,817 as compared to $Nil for the six-month period ended April 30, 2006. General and administrative expense represents approximately 99.2% of the total operating expense for the three-month period ended April 30, 2007 and approximately 74.8% of the total operating expense for the six-month period ended April 30, 2007. The increase in this expense is mainly due to the professional, consulting, office and general and other miscellaneous costs incurred during the three and six-month periods ended April 30, 2007. Further, the Company incurred an additional incorporation and establishment expense of $50,000 during the three-month period ended April 30, 2007, as non-refundable deposits paid to commence the process of establishing subsidiaries in Peru and Chile.

(b) Project Expense

Included in operating expenses for the three-month period ended April 30, 2007 is project expenses of $955 as compared with $Nil for the three-month period ended April 30, 2006. During the six-month period ended April 30, 2007, the project expense was $68,132 as compared with $Nil for the six-month period ended April 30, 2006. Project expense represents approximately 25.12% of the total operating expense for the six-month period ended April 30, 2007. This includes expenses related to mineral claim fees, drilling and project consulting.

Liquidity and Capital Resources

The following table summarizes the Company’s cash flows and cash in hand for the six month period:

	April 30, 2007	April 30, 2006

Cash and cash equivalent	$2,637,180	$	nil
Working capital	$2,539,239	$	nil
Cash used in operating activities	$(296,834)	$	nil
Cash used in investing activities	$(965)	$	nil
Cash provided by financing activities	$2,556,000	$	nil

As at April 30, 2007 the Company had working capital of $2,539,239. During the six-month period ended April 30, 2007, the Company raised $2,526,000 by issuing common shares for cash, received an additional $30,000 for stock subscriptions and invested $965 in the acquisition of equipment.

The capital assets as on April 30, 2007 were $1,861.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues and expenses during the reporting period and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments. To the extent actual results differ from those estimates, our future results of operations may be affected. Besides this critical accounting policy on use of estimates, we believe the following critical accounting policy affects the preparation of our financial statements.

Acquisition, Exploration and Evaluation Expenditures

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company’s proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Off-Balance Sheet Arrangement

The Company had no off- balance sheet arrangements as of April 30, 2007 and April 30, 2006.

Contractual Obligations and Commercial Commitments

The Company has entered into a one-year contract with Medallion Capital Corp. for consulting services commencing September 1, 2006, at a rate of $7,500 per month plus reimbursement of expenses incurred with respect to the administration of the Corporation.

On April 19, 2007 Pacific Copper Corp. (“Pacific Copper” or the “Company”) executed an agreement dated as of April 11, 2007 (the “Peru Agreement”) with David Hackman on behalf of a corporation to be formed in Peru which, prior to closing, will own certain mineral claims located in Peru. The corporation to be formed in Peru is referred to herein as “Peru Co.” Provided that the closing conditions contained in the Peru Agreement are satisfied and the assets contemplated in the Peru Agreement are held by Peru Co., Pacific Copper will acquire Peru Co. and hold Peru Co. as a subsidiary. In order to facilitate the formation of Peru Co. upon execution of the Peru Agreement, the Company paid $25,000 to cover expenses relating to formation of Peru Co. and consummation of the Peru Agreement which has been expensed to General and Administration expense.

On August 9, 2007, Mr. Hackman was appointed to the Company’s Board of Directors, pursuant to the terms of the Peru Agreement. On August 13, 2007, the Peru Agreement was amended and restated to reflect the legal formation of Peru Co. pursuant to the laws of Peru as Pacific Copper Peru SRL., a Peruvian limited liability partnership and to extend the closing date of the Peru Agreement. The parties now contemplate that the closing of the Peru Agreement shall occur no later than November of 2007. As of the date of this prospectus, the Peru Agreement has not closed.

The shares of Pacific Copper to be received by the shareholders of Peru Co. upon consummation of the Peru Agreement are referred to as the “Peru Exchange Shares.” The Peru Exchange Shares will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Act”), and will be restricted upon issuance.

On April 19, 2007 the Company executed an agreement dated as of April 11, 2007 (the “Chile Agreement”) with Harold Gardner on behalf of a corporation to be formed in Chile which, prior to closing, will own certain mineral claims located in Chile. The corporation to be formed in Chile is referred to herein as “Chile Co.” Provided that the closing conditions contained in the Chile Agreement are satisfied and the assets contemplated in the Chile Agreement are held by Chile Co., Pacific Copper would acquire Chile Co. and hold Chile Co. as a subsidiary. In order to facilitate the formation of Chile Co. upon execution of the Chile Agreement, the Company paid $25,000 to cover expenses relating to formation of Chile Co. and consummation of the Chile Agreement which has been expensed to General and Administration expense.

On August 9, 2007 Mr. Gardner was appointed to the Company’s Board of Directors, pursuant to the terms of the Chile Agreement. On August 13, 2007, the Chile Agreement was amended and restated to reflect the legal formation of Chile Co. pursuant to the laws of Chile as Sociedad Pacific Copper Chile Limitada, a Chilean limited liability partnership and to extend the closing date of the Chile Agreement. The parties now contemplate that the closing of the Chile Agreement shall occur no later than November of 2007. As of the date of this prospectus, the Chile Agreement has not closed.

The shares of Pacific Copper to be received by the shareholders of Chile Co. upon consummation of the Chile Agreement are referred to as the “Chile Exchange Shares.” The Chile Exchange Shares will be issued pursuant to an exemption from registration under the Act, and will be restricted upon issuance.

Effective June 1, 2007 the Company executed an agreement with a Scharfe Holdings Inc. (“Scharfe”) who will provide advice and consultation with respect to financial matters, business growth and development and general business consultation with respect to business opportunities in North America for a term of fifteen months. The Company agreed to compensate Scharfe with 1,000,000 shares of restricted common stock which shall be earned by the consultant in the following manner: equal installments of 250,000 shares on December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. The said 1,000,000 shares of restricted Common stock of the Company were tendered in one certificate; provided, however, that the Scharfe must return any unearned shares upon termination of the agreement. Either the Scharfe or the Company may terminate the agreement with or without cause upon thirty (30) days written notice to the other party provided the Company may not give notice of cancellation before September 1, 2007.

Effective June 1, 2007 the Company executed an agreement with Greatrek Trust SA (“Greatrek”) who will provide advice and consultation with respect to financial matters, business growth and development and general business consultation with respect to business opportunities in Europe for a term of fifteen months. The Company agreed to compensate Greatrek with 1,000,000 shares of restricted common stock which shall be earned by Greatrek in the following manner: Equal installments of 250,000 shares on December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. The said 1,000,000 shares of restricted Common stock of the Company were tendered in one certificate; provided, however, that Greatrek must return any unearned shares upon termination of the agreement. Either Greatrek or the Company may terminate the agreement with or without cause upon thirty (30) days written notice to the other party provided the Company may not give notice of cancellation before September 1, 2007.

Effective as of June 1, 2007 the Company executed an agreement with Sweetwater Capital Corporation (“Sweetwater”) who will provide advice and consultation with respect to financial public relations, business promotion, business growth and development and general business consultation for a term of twenty-four months. The Company agreed to compensate Sweetwater with a monthly payment of $4,000 not in advance and 1,000,000 shares of restricted common stock which shall be earned by the consultant in the following manner: equal installments of 250,000 shares on December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. The said 1,000,000 shares of restricted Common stock of the Company were tendered in one certificate; provided, however, that Sweetwater must return any unearned shares upon termination of the agreement. Either Sweetwater or the Company may terminate the agreement with or without cause upon sixty (60) days written notice to the other party provided the Company may not give notice of termination prior to January 1, 2008.

Effective as of August 22, 2007 the Company entered into an agreement (the “Agreement”) with Kriyah Consultants LLC ("Kriyah"), dated as of August 22, 2007, for the performance of certain administrative and management services.  The Agreement has an initial term of two years and is then automatically renewable.  Either party may terminate the Agreement upon 60 days prior written notice. Under the Agreement, Kriyah received an initial payment of $57,503.77 and will receive payments of $4,000.00 each month thereafter. Upon execution of the Agreement, the Company issued Kriyah 1,000,000 common share purchase warrants (the “Warrants”), where each Warrant is exercisable into one common share of the Company at the price of $0.60 until August 22, 2012. The Warrants will vest beginning on August 22, 2007 over a period of two years at the rate of 250,000 Warrants every 6 months. In order to facilitate the retaining of Kriyah, the Company guaranteed a lease agreement for Kriyah’s office lease in Tucson, Arizona. The Company’s maximum obligation under the lease guarantee, as of the date of this report, would be $394,593.92 in the event of a lease default with full acceleration of rent. Kriyah’s manager, Andrew A. Brodkey, is also the President and CEO of the Company.

We expect to contract for all work on the claims to independent contractors in the foreseeable future until we have discovered a commercial ore body or abandoned the property. We have no permanent employees. We anticipate that we will require substantial financing in order to proceed with our plan of exploration for an economic ore body. We presently do not have any commitments in place to finance this exploration and there is no assurance that the necessary financing will be obtained. If we are unable to secure new financing, then we will not be able to carry out the required exploration and may not be able to maintain our interest in the Properties.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues and expenses during the reporting period and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments. To the extent actual results differ from those estimates, our future results of operations may be affected. Besides this critical accounting policy on use of estimates, we believe the following critical accounting policy affects the preparation of our financial statements.

Acquisition, Exploration and Evaluation Expenditures

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company’s proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Off-Balance Sheet Arrangement

The Company had no off-balance sheet arrangements as of April 30, 2007 and April 30, 2006.

Discussion of Operations & Financial Condition
Twelve months ended October 31, 2006

SELECTED ANNUAL INFORMATION

	Year ended	Year ended
	October 31, 2006	October 31, 2005

Revenues	Nil	Nil
Net Loss	$647,453	$1,178
Loss per share-basic and diluted	$(0.08)	$(0.00)
Total Assets	$391,930	$ Nil
Total Liabilities	$68,383	$ Nil
Cash dividends declared per share	Nil	Nil

The total assets for the year ended October 31, 2006 includes cash and cash equivalents of $378,979, prepaid expenses of $11,819 and capital assets of $1,132. For the year ended October 31, 2005, total assets included cash and cash equivalents of $Nil, prepaid expenses of $Nil, and capital assets of $Nil. The current assets increased significantly from $Nil on October 31, 2005 to $390,798 on October 31, 2006. The increase in current assets arose as the Company received funds on the private placement of common shares for a total cash consideration of $471,000 during the year ended October 31, 2006.

Revenues

No revenue was generated by the Company’s operations during the years ended October 31, 2006 and October 31, 2005.

Net Loss

The Company’s expenses are reflected in the Statements of Operation under the category of Expenses. To meet the criteria of United States generally accepted accounting principles (“GAAP”), all mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, will be capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of a proven and probable reserve is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

The significant components of expense that have contributed to the total operating expense are discussed below.

(a) General and Administrative Expense

Included in operating expenses for the year ended October 31, 2006 is general and administrative expense of $54,741, as compared with $1,178 for the year ended October 31, 2005. General and administrative expense represents approximately 8.5% of the total operating expense for the year ended October 31, 2006 and 100% of the total operating expense for the year ended October 31, 2005. General and administrative expense increased by $53,563 in the current year, compared to the prior year. The increase in this expense is mainly due to the professional, consulting, office and general and other miscellaneous costs incurred during the year ended October 31, 2006.

(b) Project Expense

Included in operating expenses for the year ended October 31, 2006 is project expenses of $592,712 as compared with $nil for the year ended October 31, 2005. Project expense is the most significant expense and it represents approximately 91.5% of the total operating expense for the year ended October 31, 2006.

The most significant component of this expense was the Company’s issuance of 5,000,000 common shares to purchase its rights in the Mazama Claims from Multi Metals Mining Inc., a Nevada Corporation which held these rights in trust for the benefit of certain individuals. The total consideration of $500,000 calculated at $0.10 per common share has been expensed to the income statement as Project expenses.

Liquidity and Capital Resources

The following table summarizes the company’s cash flows and cash in hand:

	Year ended	Year ended
	October 31, 2006	October 31, 2005

Cash and cash equivalent	$378,979	$	nil
Working capital	$322,415	$	nil
Cash used in operating activities	$(90,889)	$	nil
Cash used in investing activities	$(1,132)	$	nil
Cash provided by financing activities	$471,000	$	nil

As at October 31, 2006 the Company had working capital of $322,415 as compared to $nil as of October 31, 2005. During the year ended October 31, 2006 the Company raised $471,000 by issuing common shares for cash and invested $1,132 in acquisition of equipment.

The capital assets of the Company as of October 31, 2006 were $1,132.

Off-Balance Sheet Arrangement

The Company had no off- balance sheet deposits as of October 31, 2006 and October 31, 2005.

CASH REQUIREMENTS

We have projected General and Administration expenses of $279,690 over the next twelve months which includes all costs of maintaining our mineral claims. We plan to raise capital to conduct sufficient work on the Mazama claim groups to verify historical reports of mineral discoveries.

Contractual Obligations and Commercial Commitments

The Company has entered into a contract with Medallion Capital Corp., an Ontario, Canada corporation (“Medallion”) for consulting services commencing September 1, 2006, at a rate of $7,500 per month. Medallion provides comprehensive management and corporate records keeping services for the Company. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

The Company entered into an Asset Purchase Agreement with Multi Metals Mining Corp. (“Multi Metals”) and certain individuals (the “Asset Purchase Agreement”) as of September 15, 2006 for the purchase of a 100% interest in the Mazama Claims then held by Multi Metals. The rights in the Mazama Claims were conveyed by Multi Metals, as record holder of the Claims in trust for the individuals who also were parties to the Asset Purchase Agreement. The total purchase price for the Claims was $500,000, payable by the issuance and delivery of 5,000,000 common shares of the Company. Pursuant to the Asset Purchase Agreement, the Company received standard representations and warranties that the Claims were free and clear of all liens and encumbrances and were in good standing as registered with the United States Department of the Interior Bureau of Land Management.

Pursuant to an agreement dated September 10, 2006, Larry Sostad of Vancouver, B.C. was engaged to manage the Preliminary Exploration on the Mazama Property. Mr. Sostad and his son are shareholders of the Company.

The Company entered into a Drilling Agreement on October 5, 2006, with Kendrick Drilling Services (“Kendrick”), a company based in British Columbia, Canada, to diamond drill no less than 1,500 feet upon certain Mazama Claims selected by the Company. Pursuant to the agreement, Kendrick will receive an hourly rate of $40.00 and additional amounts based upon the depth of the drilling. The total cost of the drilling is not expected to exceed $60,000.00. Kendrick is required to keep all drilling results confidential. Neither Kendrick nor any of its principals are related to the Company. The program was suspended after the first hole was drilled due to weather conditions.

Pursuant to an agreement dated May 20, 2007, Mr. Sostad was also engaged to manage the Preliminary Exploration on the Mazama Property for the 2007 program.

On June 4, 2007 the Company entered into a Drilling contract with 473203 B.C. Ltd., doing business as “Nicola Diamond Drilling” to drill 5,000 feet on the Mazama property at costs ranging from $35.00 to $37.00 per foot plus certain other expenses. The drill program started on June 25, 2007 and no reports have been received at the date of this filing.

On June 1, 2007 the Company entered into an agreement with Sweetwater Capital Corporation (“Sweetwater”) for a term of 24 months to provide financial public relations services,, business promotion, business growth and development, including consultation regarding mergers and acquisitions, and general business consultation. The Company will pay Sweetwater $4,000.00 per month plus 1,000,000 restricted Shares that will be earned in equal installments of 250,000 shares on each of December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. Such shares were issued in the form of one stock certificate on June 1, 2007. Sweetwater must return any unearned shares in the event the agreement is terminated early.

On June 1, 2007 the Company entered into a consulting agreement with Greatrek Trust SA (“Greatrek”) for a term of fifteen months to provide advice on financial matters, business growth and development, and general business consultation. The Company will pay Greatrek 1,000,000 restricted shares that will be earned in equal installments of 250,000 shares on each of December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. Such shares were issued in the form of one stock certificate on June 1, 2007. Greatrek must retain any unearned shares in the event the agreement is terminated early.

On June 1, 2007 the Company entered into a consulting agreement with Scharfe Holdings Inc. (“Scharfe”) for a term of fifteen months to provide advice on financial matters, business growth and development, and general business consultation. The Company will pay Scharfe 1,000,000 restricted shares that will be earned in equal installments of 250,000 shares on each of December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. Such shares were issued in the form of one stock certificate on June 1, 2007. Scharfe must return any unearned shares in the event the agreement is terminated early.

We expect to contract with independent contractors in the foreseeable future to do all work on the Mazama Claims until we have discovered a commercial ore body or, if we do not discover a commercial ore body, we abandon the property. We have no employees. We anticipate that we will require substantial financing in order to proceed with our plan of exploration for an economic ore body. We presently do not have any commitments in place to finance this exploration and there is no assurance that the necessary financing will be obtained. If we are unable to secure new financing, then we will not be able to carry out the required exploration and may not be able to maintain our interest in the Properties.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations

In March 2006, the FASB issued Statement No. 156, "Accounting for Servicing of Financial Assets", an amendment of FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. Management does not anticipate this Statement will impact the Company’s financial position or results of operations and cash flows.

In February 2006, the FASB issued Statement No. 155, "Accounting for Certain Hybrid Financial Instruments", an amendment of FASB Statement No.133, "Accounting for Derivative Instruments and Hedging Activities" and FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement permits fair value re measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. Management does not anticipate this Statement will impact the Company's financial position or results of operations and cash flows.

FASB Statement No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after December 15, 2005. Management does not anticipate this statement will impact the Company's financial position or results of operations and cash flows.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows.

DISCLOSURE AND FINANCIAL CONTROLS AND PROCEDURES

In connection with the Company’s compliance with securities laws and rules, its board of directors evaluated the Company’s disclosure controls and procedures. The board of directors has concluded that the Company’s disclosure controls and procedures are effective. There have been no significant changes in these controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Internal financial controls and procedures have been designed under the supervision of the Company’s board of directors. The internal financial controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and preparation of financial statements in accordance with generally accepted accounting principals. There have been no significant changes in these controls or in other factors that could significantly affect these controls since they were instituted, including any corrective actions with regard to significant deficiencies and material weaknesses.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of the date of this prospectus, there are 29,145,932 shares of common stock outstanding, held by shareholders of record. We are registering a total of 9,488,000 shares of our common stock in this prospectus, which will be available for sale when this Registration Statement, of which this Prospectus forms a part, becomes effective. Of the shares covered by this prospectus, all are subject to lock-up agreements providing that as of August 16, 2007, the date upon which the registration statement of which this prospectus forms a part was made effective by the SEC (the “effective date”), up to one-third of the shares may be re-sold, one-third may be resold 90 days from the effective date and one-third may be re-sold 180 days from the effective date.

We have outstanding 12,270,000 shares of common stock, not covered by this prospectus that have been held by their respective holders for less than one year and are considered “restricted” stock under Rule 144 and which cannot be freely re-sold by their holders as of the date of this prospectus but which may be freely re-sold at a future date.

Of our outstanding shares, 11,305,487 shares are subject to a lock-up agreement which provided that 25% could be resold on the effective date of a registration statement on Form SB-2 previously filed with the SEC on January 31, 2007 and made effective on February 16, 2007 (the “effective date”), 25% may be resold six months from the effective Date, 25% may be resold twelve months from the effective date and 25% may be resold eighteen months from the effective date.

Also, 1,000,000 shares are subject to a lock-up agreement which provided that 25% could be resold on the effective date of a registration statement on Form SB-2 previously filed with the SEC on April 4, 2007 and made effective on April 4, 2007 (the “effective date”), 25% may be resold six months from the effective Date, 25% may be resold twelve months from the effective date and 25% may be resold eighteen months from the effective date.

In April and May of 2007, the Company completed private placements of 6,170,000 units at a price of $0.50 per unit. Each unit entitles the holder thereof to one share of the Company’s common stock and one-half of a common share purchase warrant. Each full warrant is exercisable for one common share of Pacific Copper at a price of $0.75 per share on or before April 30, 2009. These common shares and the shares underlying the warrants are held by the Selling Shareholders and are covered by the registration statement of which this prospectus is a part. These shares are subject to a lock-up agreement which provides that one third of the shares may be re-sold when the registration statement of which this prospectus is a part becomes effective, one third may be re-sold 90 days from the date of such effectiveness, and one third may be re-sold 180 days from the date of such effectiveness. The resale of the common shares underlying the warrants is also covered by the registration statement of which prospectus forms a part.

Of our outstanding shares of common stock, 1,660,000 (5.7%) are held by officers and directors of Pacific Copper and may be re-sold in the future subject to the volume restrictions imposed by Rule 144 upon affiliates of issuers. Other than the shares covered by this prospectus and registration statements of the Company that were made effective on February 16, 2007 and April 4, 2007 and the shares to be issued to Kriyah Consultants LLC pursuant to the Kriyah Consulting Agreement (See HISTORY-Consulting Agreements) we have not agreed to register any of our securities under the Securities Act for sale by shareholders. To date we have not paid any dividends on our common stock and we do not expect to declare or pay any dividends on our common stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by the Board of Directors.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Board of Directors

The following is a list of the Company’s Directors. Each Director will serve until the next meeting of shareholders or until replaced.

Andrew Brodkey*	President, CEO and Director
Donald G. Padgett**	Director
William Timmins**	Director
M. Elden Schorn**	Director
Harold Gardner ***	Director
David Hackman***	Director
George Orr***	Director

* Appointed President and CEO on August 1, 2007. On August 9, 2007, Mr. Brodkey was appointed Chairman of the Board of Directors.

**Appointed to the Board of Directors on August 28, 2006.

*** Appointed to the Board of Directors on August 9, 2007.

 Andrew Brodkey, President, Chief Executive Officer, Chairman of the Board

Mr. Brodkey is a mining engineer and a lawyer. He graduated with distinction with a B.S. in Mining Engineering from the University of Arizona in 1979. Mr. Brodkey earned a law degree, cum laude, from Creighton University in 1982. He worked at the Denver, Colorado law firm of Gorsuch, Kirgis, Campbell, Walker and Grover as an associate specializing in natural resources and environmental law from 1982 until 1987. Subsequently, Mr. Brodkey joined Magma Copper Company, a NYSE-traded mining company in 1987, where he held various positions, eventually succeeding to the role of Vice President and General Counsel in 1992. Following Magma’s acquisition by BHP in 1996, he remained in a senior legal position with BHP Copper Inc., and in 2000 moved to the position of Vice President, Business Development for BHP Copper. Following his departure from BHP in 2002, Mr. Brodkey held the position of Managing Director of the International Mining & Metals Group of CB Richard Ellis, Inc (“CBRE”), where he was responsible for creating and building the mining property practice of CBRE.

Donald G. Padgett, Director

Mr. Padgett is an experienced merchant banker. He held senior positions in the Canadian investment banking industry from 1981 to 1997. He was a senior member of the corporate finance group and managing director of the Institutional Real Estate Group at Burns Fry Ltd. (now BMO Nesbitt Burns). There he was responsible for group profit performance with emphasis on IPO transactions. Mr. Padgett managed, or co-managed, participation in a number of international restructurings including those of Olympia and York, Royal Trustco, Trizec and Campeau Corporation. From 1995 to 1997, he served as managing director of Canaccord Capital Corporation's Vancouver based investment banking group and served as a member of the executive committee, charged with establishing overall strategy and corporate direction.

From 1997 until the present, Mr. Padgett has provided services to a number of start-up and small-cap companies. He is a founding shareholder, director and officer of Tsar Emerald Corporation (2003 to present), a director of War Eagle Mining Company Inc., a publicly traded corporation currently redeveloping a zinc and germanium mine in Mexico (2005 to present) and a former director of Oil Sands Quest, the private operating subsidiary of CanWest Petroleum Corp. (with a market cap exceeding US$1.0 billion). Additionally, Mr. Padgett is the founder of both 1091096 Ontario Inc., a private investment holding company (1994 to present), and Graylin Capital, a privately owned regional merchant banking concern (1998 to present). Graylin’s activities included international corporate finance advisory assignments in Europe, Cuba, Panama and Canada and due diligence assignments in the U.S., UK and West Africa. Mr. Padgett holds a law degree (Dalhousie University), an MBA (McMaster University) and a BSc (University of Toronto). Mr. Padgett is 54 years old.

William Timmins, Director

Mr. Timmins has been a Director of Oilsands Quest since November 2004. Mr. Timmins has also served as Director and Corporate Secretary of CanWest Petroleum Corporation since July 1998. Through his private company, WGT Consultants Ltd. he has been a geological consultant for numerous mining companies in Canada, the United States, Central and South America, Australia and New Zealand. Mr. Timmins is 69 years old.

M. Elden Schorn, Director

Mr. Schorn held senior positions in the Federal and Provincial Governments in Canada in the areas of social, education and economic program delivery and in environmental regulation. Prior to leaving government in 1996, he held the positions of Consul, Senior Investment Advisor, Government of Canada at the Canadian Consulate in New York, New York, British Columbia Administrator Northern Pipeline Agency, Director General Western Diversification Canada, Assistant to the Assistant deputy ministry of Indian Affairs and Northern Division, Executive Director Northern Development Government of Alberta, Director Indian Education Alberta for the Federal Government and Manager Oil and Gas development in the North-West. In addition, Mr. Schorn has had ten years in the private sector in socio-economic consulting, business management, and the structuring of project financing. Mr. Schorn is 67 years old.

Harold Gardner, Director

Mr. Gardner has been involved in the private mining sector for the past 26 years and has extensive experience in exploration of precious and base metal properties, as well as industrial mineral properties in Latin America. Mr. Gardner has served as a consultant, officer, and director of 17 different mining companies and private investment funds, and currently sits on the board of four companies in Mexico, Peru, and Chile. Mr. Gardner is 51 years old.

David Hackman, Director

Mr. Hackman is a geologist and a registered profession engineer with over 35 years international experience specializing in the evaluation of leachable metal deposits. He has worked as a geologist for Mobil Oil Company and ALCOA. From 1990 to 1995, he was the president, of Liximin, Inc., a mineral exploration and mine development company based in Tucson, Arizona. From 1996 to 2000, he was an officer and director of Silver Eagle Resources Ltd. Currently, he is also an officer and director of War Eagle Mining Company, Inc., a mineral exploration and development company.

George Orr, Director

Mr. Orr is a self-employed Chartered Accountant with over fifteen years of accounting and consulting experience in private and public company administration, governance, audit procedures and reporting requirements. In July of 2005, Mr. Orr was appointed Secretary and a director, and in November 2005, he was appointed Chief Financial Officer of Valcent Products Inc. In December of 2006, Mr. Orr was appointed a director, Chief Financial Officer and Secretary of Mega West Energy Corp. Mr. Orr holds a Bachelor of Commerce from St. Mary’s University, Halifax. Mr. Orr was also the Company’s Chief Financial Officer from August 29, 2006 to April 30, 2007, when he resigned and was replaced by Rakesh Malhotra. Mr. Orr is 45 years old.

Stafford Kelley, Secretary

Mr. Kelley has been operating businesses he controlled since 1948. He was actively involved in real estate and construction business until 1980 and was responsible for the development and financing of numerous major projects in the Burlington and Oakville area as well as other parts of Ontario and in Florida. Mr. Kelley spent a portion of his time during the 1960’s and 1970’s in sales and management, training and public speaking. In 1975, Mr. Kelley first became involved with publicly held companies that were in the business of exploring for gold. He has been an officer and director of several public companies and has participated in obtaining financing for these companies. In 1985, Mr. Kelley was responsible for the acquisition of an operating gold mine in Gunnison, Colorado. During this time Mr. Kelley was also responsible for the operation of a placer gold mine in Ely, Nevada. In 1988, Mr. Kelley participated in the development of a gold mine in Smither, British Columbia and a coal mine in Logan, West Virginia. He has managed numerous exploration projects in the United States and Canada. In 1993, Mr. Kelley founded Medallion Capital Corp. (“Medallion”), which specializes in assisting companies with process of registering the re-sale of their securities and becoming a reporting issuer in the United States and in Canada. Medallion provides consulting services with respect to regular and periodic disclosure filings, financing, human resources, mergers and acquisitions and investor relations. Since its inception in 1993 and continuing to the present date, the operation of Medallion has been Mr. Kelley’s principal occupation. He was the founder of Yukon Gold Corporation, Inc. in 2002. Presently, he is Corporate Secretary of Pacific Copper and Silver Reserve Corp. Mr. Kelley is 75 years old.

Rakesh Malhotra, Chief Financial Officer

Mr. Malhotra is a United States certified public accountant and a Canadian chartered accountant with considerable finance and accounting experience. Mr. Malhotra graduated with a Bachelor of Commerce (Honours) from the University of Delhi (India) and worked for a large accounting firm A.F Ferguson & Co. (Indian correspondent for KPMG) and obtained his CA designation in India. Having practiced as an accountant for over 10 years in New Delhi, he moved to the Middle East and worked for 5 years with the highly successful International Bahwan Group of Companies in a senior finance position. Mr. Malhotra is a CPA (Illinois) and also holds a Canadian CA designation. He worked as a Chartered Accountant with a mid-sized Chartered Accounting firm in Toronto doing audits of Public Companies and has worked for over four years as vice president of finance for a private group of service companies in Toronto. Mr. Malhotra has more than 20 years of experience in accounting and finance. He has substantial experience with consolidations, treasury management and financial statement audit. He is also a certified Masters by Oracle for Oracle Financials (ERP). Mr. Malhotra is 49 years old.

As of April 30, 2007 Mr. George Orr resigned from the position of Chief Financial Officer of the Company and was replaced by Mr. Malhotra as Chief Financial Officer of Pacific Copper. There were no disagreements between the Company and Mr. Orr with respect to the Company’s operations, policies or practices.

EXECUTIVE COMPENSATION

Except for services provided by entities owned by some of our Officers and Directors as more particularly described in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” herein, no officer or director has received any other remuneration from us, directly or indirectly, since our inception, except as set forth below. Although we have no compensation plan in existence, it is possible that we will adopt such a plan in the future to pay or accrue compensation to our officers and directors for services related to the operation of our business. Although we have no retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, it is possible that we will adopt such a plan in the future. Although we have no employment contract or compensatory plan or arrangement with any of our directors, it is possible that we will adopt such a plan in the future. Our Stock Option Plan is more fully described herein under the heading “STOCK OPTION PLAN”.

Name of Option Holder	Number of Outstanding Options Held	Date of Grant	Exercise Price of Options	Expiry Date

Stafford Kelley	250,000*	5/14/2007	$0.50	5/14/2012

Rakesh Malhotra	250,000*	5/14/2007	$0.50	5/14/2012

Todd Montgomery	250,000*	5/14/2007	$0.50	5/14/2012

George Orr	100,000* 150,000*	5/14/2007 8/09/2007	$0.50 $0.51	5/14/2012 8/08/2012

Donald Padgett	250,000*	5/14/2007	$0.50	5/14/2012

Elden Schorn	100,000*	5/14/2007	$0.50	5/14/2012
	150,000*	7/20/2007	$0.50	7/19/2012

William G. Timmins	250,000*	5/14/2007	$0.50	5/14/2012

Brent Walter	100,000*	5/14/2007	$0.50	5/14/2012

Andrew Brodkey**	1,700,000**	8/9/2007	$0.50	8/1/2012

David Hackman	250,000*	8/9/2007	$0.51	8/19/2012

Harold Gardner	250,000*	8/9/2007	$0.51	8/19/2012

* These options vest at the rate of 1/12th per month from the date granted

** These options have a term of five years commencing on August 1, 2007, and vest as follows: 200,000 options vested as of August 1, 2007 and the balance will vest at the rate of 66,666 options per month commencing on January 1, 2008.

SUMMARY COMPENSATION TABLE
OF OFFICERS

Name and Principal Position	Year Oct. 31,	Annual Compensation			Long-Term Compensation			All Other Compensation ($)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards		Payout
					Restricted Stock Award(s) ($)	Securities Underlying Options/SAR Granted (#)	LTIP Payouts ($)
Andrew Brodkey CEO and President	2007 (2) 2006	$132,0000 Nil	Nil Nil	Nil Nil	Nil Nil	1,700,000 (4) Nil	Nil Nil	Nil Nil
Todd Montgomery (1) Former CEO	2007 (2) 2006	Nil Nil	Nil Nil	Nil Nil	Nil Nil	250,000 Nil	Nil Nil	Nil Nil
Stafford Kelley (6) Corporate Secretary	2007 (2) 2006	Nil Nil	Nil Nil	Nil Nil	Nil Nil	250,000 Nil	Nil Nil	Nil Nil
George Orr (3) Former CFO, Director	2007(2) 2006	Nil Nil	Nil Nil	Nil Nil	Nil Nil	100,000 Nil	Nil Nil	Nil Nil
Rakesh Malhotra CFO(3) (5)	2007 (2) 2006	Nil Nil	Nil Nil	Nil Nil	Nil Nil	250,000 Nil	Nil Nil	Nil Nil

(1)  Mr. Montgomery resigned as President and CEO of the Company on August 1, 2007, and was replaced by Andrew A. Brodkey. There were no disagreements between the Company and Mr. Montgomery with respect to the Company’s operations, policies or practices.

(2) Reflects compensation awarded to officers during the fiscal year ending October 31, 2007 as of the date of this prospectus.

(3) As of April 30, 2007 Mr. George Orr resigned from the position of Chief Financial Officer of the Company and was replaced by Mr. Malhotra as Chief Financial Officer of Pacific Copper. There were no disagreements between the Company and Mr. Orr with respect to the Company’s operations, policies or practices. On August 9, 2007, Mr. Orr was appointed to the Company’s Board of Directors.

(4) Mr. Brodkey’s stock options have a term of five years commencing on August 1, 2007, and vest as follows: 200,000 options vested as of August 1, 2007 and the balance will vest at the rate of 66,666 options per month commencing on January 1, 2008.

(5) Mr. Malhotra has received hourly compensation in connection with the oversight of the preparation of the Company’s financial statements since November 2006 and is paid an hourly wage of CDN$125.00 from November 2006 until April 30, 2007 he received US$4,760. Since his appointment as CFO Mr. Malhotra has received US$2,690.

(6) Medallion Capital Corp., a company controlled by Mr. Kelley, has a consulting contract with the Company. For more information see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have 29,145,932 shares of common stock issued and outstanding as of August 15, 2007. We have included in the table below the number of common shares of Pacific Copper held by the officers and directors of Pacific Copper. The last column of the table below reflects the voting rights of each officer and/or director as a percentage of the total voting shares.

Name and Address Of Beneficial Owner	Number of Shares of Common Stock	Percentage Class Held

Todd D. Montgomery Former President CEO and Director 1025 Grayson Cres. Moose Jaw, SASK S6H 4N7	600,000	2.06% of Common Shares

Brent J. Walter Former Director 2417 - 32nd Avenue SW Calgary, AB T2T 1X4	200,000	0.68% of Common Shares

William (Bill) G. Timmins #3 - 950 Lanfranco Rd. Kelowna, B.C. V1W 3W8	500,000	1.72% of Common Shares

M. Elden Schorn Suite 1247 - 235 Keith Rd. West Vancouver, B.C. V7T 1L5	100,000	0.34% of Common Shares

Stafford Kelley, Corporate Secretary 146 Trelawn Avenue Oakville, ON L6J 2R4	200,000	0.68% of Common Shares

Rakesh Malhotra, Chief Financial Officer 4580 Beaufort Terrace Mississauga, ON L5M 3H7	60,000	0.21% of Common Shares

TOTAL	1,660,000	5.7% of Common Shares

As a group management and the directors own or control 5.7% of the issued and outstanding shares of Pacific Copper.

Agosto Corporation Limited, based in St. James, Barbados, BVI, and controlled by Gordon Murphy, a resident of Barbados, BVI, owns approximately 20.7% of the outstanding shares of the Company.

Harold Gardner, a member of the Board of Directors, is a principal of Sociedad Pacific Copper Chile Limitada (“Pacific Copper LTDA”), a limited liability partnership organized under the laws of Chile which entered into a share exchange agreement (the “Chile Agreement”) as of April 11, 2007. Provided that the closing conditions contained in the Chile Agreement are satisfied and the assets contemplated in the Chile Agreement are held by Pacific Copper LTDA, Pacific Copper will acquire Chile Co. in exchange for 6,150,000 common shares of Pacific Copper. Pacific Copper LTDA would then become a subsidiary of Pacific Copper. Upon consummation of the Chile Agreement, Mr. Gardner will own 3,425,000 shares of the Company. As of the date of this prospectus, the Chile Agreement has not closed.

David Hackman, a member of the Board of Directors, is a principal of Pacific Copper Peru SRL (“Peru SRL”), a limited liability organized under the laws of Peru which entered into a share exchange agreement (the “Peru Agreement”) as of April 11, 2007. Provided that the closing conditions contained in the Peru Agreement are satisfied and all the assets contemplated in the Peru Agreement are held by Peru SRL, Pacific Copper will acquire shares of Peru SRL in exchange for 4,850,000 common shares of Pacific Copper. Peru SRL would then become a subsidiary of Pacific Copper. Upon consummation of the Peru Agreement, Mr. Hackman will own 2,425,000 shares of the Company. As of the date of this prospectus, the Peru Agreement has not closed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Medallion Capital Corp., an Ontario, Canada Corporation (“Medallion”) provides office space, secretarial services, accounting services and other administrative services to Pacific Copper pursuant to a Consulting Services Agreement with the Company dated September 1, 2006. Medallion is wholly owned by its President, Stafford Kelley. Stafford Kelley is the Corporate Secretary of Pacific Copper. Under the terms of this Consulting Agreement, Medallion is responsible for the following items:

(a)	prepare all necessary documents and other information required in connection with registration and listing of the shares;

(b)	complete a due diligence and valuation review of Pacific Copper in connection with the registration of shares;

(c)	advise Pacific Copper regarding financial planning and corporate development;

(d)	prepare or cause to be prepared a Business Plan and public relations materials for Pacific Copper;

(e)	prepare agreements for financing and other contracts and obtain the company's legal counsel’s approval of such agreements or contracts prior to execution; and

(f)	Carry out management and corporate record keeping functions.

Pursuant to the Consulting Agreement, Medallion receives $7,500.00 per month and had received a total of $60,000.00 as of July 1, 2007 in connection with its provision of the above services. Medallion also receives reimbursement for certain costs, including specified office expenses, equipment and supplies which totaled $68,286.57 at July 1, 2007. The above amounts do not include accruals.

On April 19, 2007 Pacific Copper Corp. (“Pacific Copper” or the “Company”) executed an agreement dated as of April 11, 2007 (the “Peru Agreement”) with David Hackman on behalf of a corporation to be formed in Peru which, prior to closing, will own certain mineral claims located in Peru. The corporation to be formed in Peru is referred to herein as “Peru Co.” Provided that the closing conditions contained in the Peru Agreement are satisfied and the assets contemplated in the Peru Agreement are held by Peru Co., Pacific Copper will acquire Peru Co. and hold Peru Co. as a subsidiary of Pacific Copper. In order to facilitate the formation of Peru Co. upon execution of the Peru Agreement, the Company paid $25,000 to cover expenses relating to formation of Peru Co. and consummation of the Peru Agreement which has been expensed to General and Administration expense.

On August 9, 2007, in contemplation of the closing of the Peru Agreement, Mr. Hackman was appointed to the Company’s Board of Directors. On August 13, 2007, the Peru Agreement was amended and restated to reflect the legal formation of Peru Co. pursuant to the laws of Peru as Pacific Copper Peru SRL., a Peruvian limited liability partnership (“Peru SRL”) and to extend the closing date of the Peru Agreement. The parties now contemplate that the closing of the Peru Agreement shall occur no later than November of 2007. As of the date of this prospectus, the Peru Agreement has not yet closed.

The shares of Pacific Copper to be received by the shareholders of Peru Co. upon consummation of the Peru Agreement are referred to as the “Peru Exchange Shares.” The Peru Exchange Shares will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Act”), and will be restricted upon issuance.

On April 19, 2007 the Company executed an agreement dated as of April 11, 2007 (the “Chile Agreement”) with Harold Gardner, on behalf of a corporation to be formed in Chile which, prior to closing, will own certain mineral claims located in Chile. The corporation to be formed in Chile is referred to herein as “Chile Co.” Provided that the closing conditions contained in the Chile Agreement are satisfied and the assets contemplated in the Chile Agreement are held by Chile Co., Pacific Copper will acquire Chile Co. and hold Chile Co. as a subsidiary. In order to facilitate the formation of Chile Co. upon execution of the Chile Agreement, the Company paid $25,000 to cover expenses relating to formation of Chile Co. and consummation of the Chile Agreement which has been expensed to General and Administration expense.

On August 9, 2007, in contemplation of the closing of the Chile Agreement, Mr. Gardner was appointed to the Company’s Board of Directors. The Chile Agreement was amended and restated as of August 13, 2007 to reflect the legal formation of Chile Co. pursuant to the laws of Chile as Sociedad Pacific Copper Chile Limitada, a Chilean limited liability partnership (“Pacific LTDA”) and to extend the closing date of the Chile Agreement. The parties now contemplate that the closing of the Chile Agreement shall occur no later than November of 2007. As of the date of this prospectus, the Chile Agreement has not yet closed.

The shares of Pacific Copper to be received by the shareholders of Chile Co. upon consummation of the Chile Agreement are referred to as the “Chile Exchange Shares.” The Chile Exchange Shares will be issued pursuant to an exemption from registration under the Act, and will be restricted upon issuance.

For more information on the Peru Agreement and the Chile Agreement, see the section entitled “PACIFIC COPPER IN SOUTH AMERICA” herein.

The Company entered into an agreement (the “Agreement”) with Kriyah Consultants LLC ("Kriyah"), dated as of August 22, 2007, for the performance of certain administrative and management services.  The Agreement has an initial term of two years and is then automatically renewable.  Either party may terminate the Agreement upon 60 days prior written notice. Under the Agreement, Kriyah received an initial payment of $57,503.77 and will receive payments of $4000.00 each month thereafter.  Upon execution of the Agreement, the Company issued Kriyah 1,000,000 common share purchase warrants (the “Warrants”), where each Warrant is exercisable into one common share of the Company at the price of $0.60 until August 22, 2012. The Warrants will vest beginning on August 22, 2007 over a period of two years at the rate of 250,000 Warrants every 6 months. In order to facilitate the retaining of Kriyah, the Company guaranteed a lease agreement for Kriyah’s office lease in Tucson, Arizona. The Company’s maximum obligation under the lease guarantee, as of the date of this report, would be $394,593.92 in the event of a lease default with full acceleration of rent. Kriyah’s manager, Andrew A. Brodkey, is also the President and CEO of the Company.

ORGANIZATION WITHIN THE LAST FIVE YEARS

We were incorporated in the State of Delaware on May 18, 1999 under the name, "Gate-1 Financial, Inc.” Our then sole shareholder formed the Company in order to pursue a proposed investment and business combination with Aerogame Inc., a company that had developed a mobile hand-held computer device that enabled users to play gambling games on airplanes. The transaction did not proceed and the Company did not have any business activity until June of 2006 when the Company was approached by persons who owned or controlled mineral property claims in Washington State. On August 17, 2006, we changed our name to “Pacific Copper Corp.” In September of 2006, the Company entered into an asset purchase agreement pursuant to which it acquired its Properties in Washington State. The Properties and the asset purchase agreement are described in the section of this prospectus entitled, “PROPERTIES.” On April 11, 2007 the Company entered into an agreement to acquire as a subsidiary a company incorporated in Peru. Also on April 11, 2007 the Company entered into an agreement to acquire as a subsidiary a company incorporated in Chile. These agreements are described in the section of this prospectus entitled “PROPERTIES”. William G. Timmins, M. Elden Schorn, Donald G. Padgett, Todd D. Montgomery and Brent Walter each were appointed to fill vacancies on the Company’s board of directors on August 28, 2006.

Mr. Montgomery and Mr. Walter resigned as of August 7, 2007. Andrew A. Brodkey was appointed President and Chief Executive Officer on August 1, 2007, and was appointed Chairman of the Board on August 9, 2007. Harold Gardner, David Hackman and George Orr were each appointed to fill vacancies on the Company’s Board of Directors on August 9, 2007.

All transactions with related parties are described in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” above.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our common stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation as amended, our Bylaws and by the applicable provisions of the State of Delaware law. Our authorized capital stock consists of 200,000,000 shares of Common Stock having a par value of $0.0001 per share and 50,000,000 shares of preferred stock having a par value of $0.0001 per share. None of the preferred shares have been issued as of the date of this prospectus. There is no cumulative voting for the election of directors. There are no preemptive rights to purchase shares. The holders of shares of common stock are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters presented to the shareholders for a vote. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to shareholders after payment of all creditors. All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that our unissued shares of common stock are subsequently issued, the relative interests of existing shareholders will be diluted.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered hereunder by the selling shareholders. We will not pay any commissions or any of the expenses of the selling shareholders related to the sale of these shares.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

The registration statement, of which this prospectus forms a part, relates to our registration, for the account of the Selling Shareholders listed below, of an aggregate of 9,488,000 shares of common stock.

The sale of the Selling Shareholders' shares by the Selling Shareholders may be effected from time to time in transactions, which may include block transactions by or for the account of the selling shareholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling shareholders, a combination of these methods of sale, or otherwise. Sales may be made at market prices prevailing at the time of sale, or at negotiated prices. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. We will file a post-effective amendment to our registration statement with the SEC if any selling shareholder enters into an agreement to sell shares through broker-dealers acting as principals after the date of this prospectus.

The Selling Shareholders, during the time each is engaged in distributing shares covered by this prospectus, must comply with the requirements of Regulation M under the Exchange Act. Generally, under those rules and regulations they may not: (i) engage in any stabilization activity in connection with our securities, and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The Selling Shareholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "a penny stock". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares are quoted on the OTC Bulletin Board under the symbol “PPFP”, and the price of our shares may fall within a range which would cause our shares to be considered a “penny stock”. The additional sales practice and disclosure requirements imposed upon broker-dealers handling “penny stocks” may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the market.

Under the “penny stock” regulations, a broker-dealer selling “penny stocks” to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to purchase, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the “penny stock” regulations require the broker-dealer to deliver, prior to any transaction involving a “penny stock,” a disclosure schedule prepared by the Commission relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the “penny stock” held in a customer's account and information with respect to the limited market in “penny stocks.” All of the foregoing may affect the marketability of the securities.

Sales of any shares of common stock by the Selling Shareholders may depress the price of the common stock in any market that may develop for the common stock.

At the time a particular offer of the shares is made by or on behalf of a selling stockholder, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholder and any discounts commissions, or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

Under the Securities Exchange Act of 1934, as amended, and its regulations, any person engaged in the distribution of shares of common stock offered by this prospectus may not simultaneously engage in market-making activities with respect to the common stock during the applicable "cooling off" period prior to the commencement of this distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation Regulation M promulgated under the Exchange Act, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares of common stock by the Selling Shareholders.

The following table sets forth information known to us regarding ownership of our common stock by each of the selling shareholders as of the date hereof and as adjusted to reflect the sale of shares offered by this prospectus. None of the Selling Shareholders has had any position with, held any office of, or had any other material relationship with us during the past three years.

We believe, based on information supplied by the following persons that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own.

State Blue Sky Information Relating to the Shares

The Selling Shareholders may offer and sell their Shares only in States in the United States where exemptions from registration under State securities laws are available. The Company has obtain an exemption, known as the “manual exemption,” in approximately 38 States where such exemption is available. Generally, the manual exemption is available to issuers that maintain an up-to-date listing that includes certain information about the issuer in a recognized securities manual. The Company has obtain a listing in “Standard & Poor’s Corporation Records,” or Mergent’s (formerly Moody’s) Manuals and News Reports, both recognized securities manuals. The States that provide the manual exemption include: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Guam, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Texas, U.S. Virgin Islands, Utah, Washington, West Virginia, and Wyoming. Each State’s law is different. Some of the States provide a general exemption for issuers’ securities that are listed in a “recognized securities manual” (or similar language) while other States have provisions that name the recognized securities manuals that qualify an issuer for the exemption in that State. Investors, Selling Shareholders and securities professionals are advised to check each State’s securities laws and regulations (known as “Blue Sky” laws) to ascertain whether an exemption exists for the Company’s shares in a particular state. A selling security holder may indicate the state(s) in which he desires to sell his shares, the Company will be able to identify whether it will need to register or will rely on an exemption there from.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

Name:	No. of Shares Owned (*)	Shares issuable upon conversion of warrants	Relationship with Issuer	No. of Shares Owned After Offering(**)

GUNDYCO IN TRUST FOR PINETREE RESOURCE PARTNERSHIP Account #515-50003-25	2,500,000	1,250,000	None	0
1393566 ONTARIO LIMITED(1)	20,000	10,000	None	0
6287 HOLDINGS INC. (2)	80,000	40,000	None	0
MIRANDA BRADLEY	40,000	20,000	None	0
CONCEPTS & DESIGN INC.(3)	40,000	20,000	None	0
PETER COZZI	40,000	20,000	None	0
WAYNE CROSS	20,000	10,000	None	0
CROSSWIND CAPITAL CORP. (4)	160,000	80,000	None	0
JULIA DELLA MAESTRA	200,000	100,000	None	0
MARIN DIKIC	20,000	10,000	None	0
GARY ELMAN	20,000	10,000	None	0
NEIL ELMAN	40,000	20,000	None	0
GERRY FELDMAN	120,000	60,000	None	0
FX INC. (5)	410,000	205,000	None	0
MARTY HERSON	40,000	20,000	None	0
INCORPORATED INTERNATIONAL CAPITAL	40,000	20,000	None	0
ANDREW P. JAMES	20,000	10,000	None	0
TOM JAMES***	40,000	20,000	None	0
ALLEN KOFFMAN	40,000	20,000	None	0
ANATOLY LANGER	80,000	40,000	None	0
LOCKETT FAMILY TRUST	40,000	20,000	None	0
KENNETH R. LOCKETT	40,000	20,000	None	0
JOHN MCGOLDRICK	20,000	10,000	None	0
NANCY MILLAR	140,000	70,000	None	0
DOUGLAS MUNKLEY	30,000	15,000	None	0
PENTOR CAPITAL CORP. (6)	60,000	30,000	None	0
RON PERRY	40,000	20,000	None	0
SILVANA ROCCHETTI	40,000	20,000	None	0
AARON SHIER	20,000	10,000	None	0
L. WHITE MEDICINE PROFESSIONAL CORP. (7)	40,000	20,000	None	0
RICK ZEIBOTS	140,000	70,000	None	0
KEN KILDARE	10,000	5,000	None	0
RAYMOND MERRY	30,000	15,000	None	0
CHRIS SOSTAD	60,000	30,000	None	0
HAYWARD SECURITIES ITF BOLDER OPPORTUNITIES L.P. (9)	750,000	375,000	None	0

HAYWARD SECURITIES ITF FUNDARICA INVESTMENTS (10)	470,000	235,000	None	0
HAYWARD SECURITIES ITF RENITA NARAYAN	30,000	15,000	None	0
MONARCH CAPITAL FUND LTD. (11)	200,000	100,000	None	0
BILL GRIFFIS	40,000	20,000	None	0
BOLDER INVESTMENT PARTNERS, LTD.		87,500	None	0
WARREN MANIS		129,500	None	0
GRANITE ASSOCIATES		16,100	None	0
	__________	__________
	6,170,000	3,318,100

(1)	Jeffrey Berliner is the sole shareholder of 1393566 Ontario Limited. Jeffrey Berliner is a resident of the Province of Ontario.
(2)	Brian Roberts is the sole shareholder of 6287 Holdings Inc. Mr. Roberts is a resident of the Province of Ontario.
(3)	Jason Karadjian is the sole shareholder of Concepts & Design Inc. Mr. Karadjian is a resident of the Province of Ontario.
(4)	Howard Hanick is the sole shareholder of Crosswind Capital Corp. Mr. Hanick is a resident of the Province of Ontario.
(5)	Warren Manis is the sole shareholder of FX Inc. Mr. Manis is a resident of the Province of Ontario.
(6)	Joseph Galli and Johane Gauthier Galli are equal shareholders of Pentor Capital Corp. Both are residents of the Province of Quebec.
(7)	Lawrence White is the sole shareholder of L. White Medicine Professional Corp. Mr. White is a resident of the Province of Ontario.
(8)
Pinetree Resource Partnership is owned by three companies:. Pinetree Capital Ltd., Emerald Capital Corp. and Genvest Inc. Emerald Capital Corp. and Genvest Inc. are wholly owned subsidiaries of Pinetree Capital Limited, a publicly traded company. Pinetree Resources Partnership is headquartered in the Province of Ontario.

(9)
Bolder Opportunities 1 L.P. is a limited partnership with no partner with more than 10%. Channing Buckland is President of the General Partner. Bolder Opportunities is headquartered in the Province of British Columbia.

(10)	Shane Meyers is the sole shareholder of Fundarica Investments. Shane Meyers is a resident of the Province of British Columbia.
(11)
Monarch Capital Fund Ltd. is a BVI Investment Fund managed by Beacon Fund Advisors Ltd. and advised by Monarch Managers Ltd. David Sims and Joseph Franck are the principals of the manager and advisors having voting and investment control but no beneficial interest in the shares being registered. Navigator Manager Ltd. is the Director of Monarch Capital Fund Ltd.

Notes to Selling Shareholder Table

(*) These shares are subject to a lock-up agreement that limits the number of shares that may be re-sold within specified time frames. One-third of the shares held by a selling shareholder may be resold as of August 16, 2007, the date upon which when the Registration Statement of which this prospectus forms a part became effective (the “effective date”), one-third may be re-sold 90 days from the effective date and one -third may be re-sold 180 days from the effective date.

(**) The last column in the table assumes the sale of all of our shares offered in this prospectus. However, we do not know whether the Selling Shareholders will sell all or less than all of their Shares.

(***) Tom James is a limited market dealer in the Province of Ontario, Canada. No other selling shareholders are broker-dealers

We intend to keep this prospectus effective for one year from the date this prospectus becomes effective, although we reserve the right to terminate the distribution under this prospectus prior to that time.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding or litigation and none of our property is the subject of a pending legal proceeding.

LEGAL MATTERS

The validity of the issuance of the common stock offered in this prospectus has been passed upon by Kavinoky Cook LLP, Buffalo, New York.

EXPERTS

The financial statements for the period from the date of inception (May 18, 1999) through October 31, 2006 were audited by Schwartz Levitsky Feldman LLP based in Toronto, Ontario, independent auditors, as set forth in their report thereon appearing in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Information regarding the mineral properties was prepared by the Company from information in the public domain.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware Business Corporation Act and our by-laws, provide that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding. However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. The material terms of all exhibits have been expressed in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and you can reach us at 905-845-1839. Stafford Kelley acts as the Information Officer for the Company and can be reached at the above number.

Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

GLOSSARY OF TERMS

Adits: a tunnel entrance.

Caldera: a large basin shaped volcanic depression, more or less circular.

Chalcosite- a sulfide mineral ore of copper.

Copper: a metallic chemical element, an isometric mineral

Diamond Drilling: diamond drilling differs from other geological drilling in that a solid core is extracted from depth, for examination on the surface.

Germanium Mine: rich ore mineral deposit

Mantos: flat lying bedded deposit

Mineral Deposit: a mass of naturally occurring mineral material

Mineral Claims: land title encompassing minerals

Mineralization: deposition of minerals in rocks

Molybdenum: a hard, silvery-white metallic element

Porphyry: variety of igneous rock consisting of large-grained crystals, such as feldspar or quartz, dispersed in a fine-grained groundmass

Pyrite: a mineral composed of iron and sulphide

Staked: acquisition of mineral title is accomplished by placing posts in the ground to delineate the parameters of the claim and filing the location at the mining recorders office.

Zinc: a metallic element

PACIFIC COPPER CORP.

INDEX TO FINANCIAL STATEMENTS

Financial Statements for the Three- and Six- Month Period Ended April 30, 2007

Interim Balance Sheets as of April 30, 2007 and October 31, 2006	F-3

Interim Statements of Operations for the six months and three months ended April 30, 2007 and April 30, 2006	F-4

Interim Statements of Changes in Stockholders' Equity for the six months ended April 30, 2007 and the year ended October 31, 2006.	F-5

Interim Statements of Cash Flows for the six months ended April 30, 2007 and April 30, 2006.	F-6

Condensed Notes to Interim Financial Statements	F-7

Financial Statements for the Three- Month Period Ended January 31, 2007

Interim Balance Sheets as of January 31, 2007 and October 31, 2006	F-14

Interim Statements of Operations for the three months ended January 31, 2007 and January 31, 2006	F-15

Interim Statements of Changes in Stockholders' Equity for the three months ended January 31, 2007 and the year ended October 31, 2006.	F-16

Interim Statements of Cash Flows for the three months ended January 31, 2007 and January 31, 2006.	F-17

Notes to Interim Financial Statements	F-18

Financial Statements for Years Ended October 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm	F-22

Balance Sheets as at October 31, 2006 and October 31, 2005	F-23

Statements of Operations for the years ended October 31, 2006 and October 31, 2005	F-24

Statements of Stockholders' Equity for the years ended October 31, 2006 and October 31, 2005	F-25

Statements of Cash Flows for the years ended October 31, 2006 and October 31, 2005	F-26

Notes to Financial Statements	F-27

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)

INTERIM FINANCIAL STATEMENTS

APRIL 30, 2007

(Amounts expressed in US Dollars)

(Unaudited)

CONTENTS

Interim Balance Sheets as of April 30, 2007 and October 31, 2006	F-3

Interim Statements of Operations for the six months and three months ended April 30, 2007 and April 30, 2006	F-4

Interim Statements of Changes in Stockholders' Equity for the six months ended April 30, 2007 and the year ended October 31, 2006.	F-5

Interim Statements of Cash Flows for the six months ended April 30, 2007 and April 30, 2006.	F-6

Condensed Notes to Interim Financial Statements	F-7

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Balance Sheets as at
April 30, 2007 and October 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

	April 30,	October 31,
	2007	2006
	$	$
ASSETS
Current
Cash and cash equivalents	2,637,180	378,979
Prepaid expenses and other receivables	7,178	11,819

Total Current Assets	2,644,358	390,798
Plant and Equipment, net (note 4)	1,861	1,132

Total Assets	2,646,219	391,930

LIABILITIES
Current
Accounts payable	26,319	58,370
Accrued liabilities	78,800	10,013

Total Current Liabilities	105,119	68,383

Commitments and Contingencies (note 8)

STOCKHOLDERS' EQUITY
Capital Stock (note 5)
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, Nil issued and outstanding (2005 - nil)	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 24,495,932 issued and outstanding (2006 -17,315,932)	2,450	1,732
Additional Paid-in Capital	3,461,671	979,189
Deficit Accumulated During the Exploration Stage	(923,021)	(657,374)

Total Stockholders' Equity	2,541,100	323,547

Total Liabilities and Stockholders' Equity	2,646,219	391,930

See condensed notes to the interim financial statements

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Operations
For the six months and three months ended April 30, 2007 and April 30, 2006 and the Period from Inception (June 3, 1999) to April 30, 2007
(Amounts expressed in US Dollars)
(Unaudited)
	Cumulative since inception $	For the six months ended April 30, 2007 $	For the six months ended April 30, 2006 $	For the three months ended April 30, 2007 $	For the three months ended April 30, 2006 $
Revenues	-	-	-	-	-

Operating Expenses

General and administration	267,479	202,817	-	142,203	-
Project expenses	660,844	68,132	-	955	-
Amortization	237	237	-	148	-

Total Operating Expenses	928,560	271,186	-	143,306	-

Loss from Operations	(928,560)	(271,186)	-	(143,306)	-

Other income-interest	5,539	5,539	-	2,076	-

Loss before Income Taxes	(923,021)	(265,647)	-	(141,230)	-

Provision for income taxes	-	-	-	-	-

Net Loss	(923,021)	(265,647)	-	(141,230)	-

Loss per share-Basic and Diluted		(0.014)	(0.000)	(0.007)	(0.000)

Weighted Average Common Shares Outstanding		18,469,413	7,605,932	19,026,719	7,605,932

 See condensed notes to the interim financial statements

(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Changes in Stockholders’ Equity
For the six months ended April 30, 2007 and April 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

				Accumulated
				Deficit
	Common Stock		Additional	during the	Total
	Number		Paid-in	Exploration	Stockholders'
	of Shares	Amount	Capital	Stage	Equity
		$	$	$

Common stock issued on inception	1	1			1

Common shares issued for nil consideration (note 5)	7,605,932	761	(761)	-	-

Cancelled shares	(1)	-	(1)		(1)

Contributed Services			8,743		8,743

Net Loss for the period from inception (May 18, 1999) through October 31, 2004			-	(8,743)	(8,743)

Balance, October 31, 2004	7,605,932	761	7,982	(8,743)	-

Contributed Services			1,178		1,178

Net Loss			-	(1,178)	(1,178)

Balance October 31, 2005	7,605,932	761	9,160	(9,921)	-

Common shares issued for cash	4,710,000	471	470,529	-	471,000

Common shares issued for acquisition of interests in mineral claims	5,000,000	500	499,500		500,000

Net Loss	-	-	-	(647,453)	(647,453)

Balance, October 31, 2006	17,315,932	1,732	979,189	(657,374)	$323,547

Common shares issued for cash	660,000	66	65,934		66,000
Common shares issued for cash	2,000,000	200	199,800		200,000
Common shares issued for cash	4,520,000	452	2,259,548		2,260,000
Stock subscriptions received			30,000		30,000
Stock Issuance cost			(72,800)		(72,800)

Net Loss	-	-	-	(265,647)	(265,647)
Balance April 30, 2007	24,495,932	2,450	3,461,671	(923,021)	$2,541,100

See condensed notes to the interim financial statements

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Cash Flows
For the six months ended April 30, 2007 and April 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

	Cumulative
	Since	April 30,	April 30,
	Inception	2007	2006
Cash Flows from Operating Activities
Net Loss	(923,021)	(265,647)	-
Adjustment for:
Amortization	237	237	-
Expenses credited to Additional Paid-in
Capital	9,921	-	-
Shares issued for mineral claims, as part of
project expenses	500,000	-	-
Changes in non-cash working capital
Prepaid expenses	(7,178)	4,641	-
Accounts payable	26,318	(32,052)	-
Accrued liabilities for operating activities	6,000	(4,013)	-
Net cash used in operating activities	(387,723)	(296,834)	-
Cash Flows from Investing Activities
Acquisition of plant and equipment	(2,097)	(965)	-
Net cash used in investing activities	(2,097)	(965)	-
Cash Flows from Financing Activities
Issuance of common shares for cash	2,997,000	2,526,000	-
Stock subscriptions received	30,000	30,000
Net cash provided by financing activities	3,027,000	2,556,000	-
Net increase (decrease) in Cash and Cash equivalents	2,637,180	2,258,201	-
Cash- beginning of period	-	378,979	-
Cash - end of period	2,637,180	2,637,180	-
Supplemental Cash Flow Information
Interest paid	-	-	-
Income taxes paid	-	-	-

 See condensed notes to the interim financial statements

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Cash Flows
For the six months ended April 30, 2007 and April 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of recurring accruals) considered necessary for fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for the year ended October 31, 2007. Interim financial statements should be read in conjunction with the company’s annual audited financial statements.

The interim financial statements include the accounts of Pacific Copper Corp. (the “Company”)

2.	Exploration Stage Activities

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company is in the exploration stage and has not yet realized revenues from its planned operations. The Company has incurred a loss of $265,647 for the six month period ended April 30, 2007. At April 30, 2007, the Company had an accumulated deficit during the exploration stage of $923,021. The Company has funded operations through the issuance of capital stock. In September and October 2006, the Company issued its common stock for gross proceeds of $471,000. During the quarter ended January 31, 2007 the Company raised an additional $66,000. During the quarter ended April 30, 2007, the Company raised an additional $2,490,000. Subsequent to April 30, 2007 the Company raised an additional $795,000. Management's plan is to continue raising additional funds through future equity or debt financing until it achieves profitable operations from its mineral extraction activities.

3.	Nature of Business and Operations

Pacific Copper Corp. (the "Company"), was incorporated on May 18, 1999 as Gate-1 Financial, Inc. under the laws of the State of Delaware. On August 17, 2006, Gate-1 Financial, Inc. changed its name to Pacific Copper Corp. The Company operates with the intent of exploration and extraction of minerals.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Cash Flows
For the six months ended April 30, 2007 and April 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

The Company is an exploration stage mining company and has not realized any revenues from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserve is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

4.	Plant and Equipment, Net

Plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided commencing in the month following acquisition using the following annual rate and method:

Computer equipment	30%	declining balance method
Office furniture and fixtures	20%	declining balance method

	Cost $	April 30, 2007 Accumulated Depreciation $	Cost $	October 31, 2006 Accumulated Depreciation $
Office, furniture and fixtures	386	19	-	-
Computer equipment	1,711	217	1,132	-
	2,097	236	1,132	-
Net carrying amount	$1,861		$1,132

5.	Issuance of Common Shares

Year ended October 31, 2006

In September and October of 2006, the Company issued 4,710,000 common shares through private placements for gross proceeds of $471,000.

On October 20, 2006 the Company issued 5,000,000 common shares to purchase 100% rights, title and interest in certain mineral claims located in the county of Okanogan, State of Washington, to the Vendors who had these claims registered in trust with Multi Metals Mining Inc., a Nevada corporation. The total consideration of $500,000 calculated at $0.10 per common share has been expensed to the income statement as Project expenses.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Cash Flows
For the six months ended April 30, 2007 and April 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

Quarter ended January 31, 2007

During the three months ended January 31, 2007, the Company issued 660,000 common shares through private placement for gross proceeds of $66,000.

Quarter ended April 30, 2007

The Company issued 2,000,000 common shares through a private placement for gross proceeds of $200,000. The private placement was undertaken entirely outside the United States and effected pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) afforded by Regulation S promulgated under the Securities Act (“Regulation S”).

The Company also issued 4,520,000 units at a price of $0.50 per unit in a private placement undertaken entirely outside the United States and effected pursuant to an exemption under Regulation S. Each such unit consisted of one common share and one half a common share purchase warrant. Each full warrant (i.e. two half-share warrants together) is exercisable for one common share at $0.75 per share on or before April 30, 2009.

The Company received a subscription of $30,000 for 60,000 units at a price of $0.50 per unit through a private placement undertaken entirely outside the United States and effected pursuant to an exemption under Regulation S. Each such unit consisted of one common share and one half a common share purchase warrant. Each full warrant (i.e. two half-share warrants together) is exercisable for one common share at $0.75 per share on or before April 30, 2009.

The Company accrued a share issuance expense of $72,800 as a payment to a finder for introductions to subscribers investing in 2,080,000 units consisting of one common share and one half a common share purchase warrant for a total consideration for $1,040,000. The Company subsequently paid this finder’s fee in cash and also issued to the finder a warrant to purchase 145,600 shares at a price of $0.50 per share on or before April 30, 2009.

6.	Employee Stock Option Plan

On August 8, 2006, the Board of Directors approved a stock option plan ("2006 Stock Option Plan"), the purpose of which is to enhance the Company's stockholder value and financial performance by attracting, retaining and motivating the Company's officers, directors, key employees, consultants and its affiliates and to encourage stock ownership by such individuals by providing them with a means to acquire a proprietary interest in the Company's success through stock ownership. Under the 2006 Stock Option Plan, officers, directors, employees and consultants who provide services to the Company may be granted options to acquire common shares of the Company. Options may have a term of up to 10 years. The total number of shares reserved for issuance under the 2006 Stock Option Plan is 5,000,000. As of April 30, 2007, no options had been granted under the 2006 Stock Option Plan. Stock options were issued in May 2007 (refer to note 10 on Subsequent Events).

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Cash Flows
For the six months ended April 30, 2007 and April 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

7.	Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123 (R)). SFAS 123 (R) requires companies to recognize compensation cost for employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company adopted the provisions of SFAS 123 (R) on November 1, 2006 using the “modified prospective” application method of adoption which requires the Company to record compensation cost related to unvested stock awards as of October 31, 2006 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. The adoption of this standard did not affect the financial statements for the year ended October 31, 2006, since up to that date, no stock options had been issued. The Company did not issue any stock options to any of its employees as of April 30, 2007. Stock options were however issued in May 2007 (refer to note 10 on Subsequent Events)

8.	Commitments and Contingencies

The Company has entered into a one year contract with Medallion Capital Corp. for consulting services commencing September 1, 2006, at a rate of $7,500 per month plus reimbursement of expenses incurred with respect to the operation of the administration of the Corporation.

On April 19, 2007 Pacific Copper Corp. (“Pacific Copper” or the “Company”) executed an agreement dated as of April 11, 2007 (the “Peru Agreement”) with David Hackman on behalf of a corporation to be formed in Peru which, prior to closing, will own certain mineral claims located in Peru. The corporation to be formed in Peru is referred to herein as “Peru Co.” Provided that the closing conditions contained in the Peru Agreement are satisfied and the assets contemplated in the Peru Agreement are held by Peru Co., Pacific Copper would acquire all of the outstanding shares of Peru Co. in exchange for 4,850,000 common shares of Pacific Copper. Peru Co. would then become a wholly owned subsidiary of Pacific Copper. The parties contemplate that a closing would take place on or about June 11, 2007. In order to facilitate the formation of Peru Co. upon execution of the Peru Agreement, the Company paid $25,000 to cover expenses relating to formation of Peru Co. and consummation of the Peru Agreement which has been expensed to General and Administration expense.

The shares of Pacific Copper to be received by the shareholders of Peru Co. upon consummation of the Peru Agreement are referred to as the “Peru Exchange Shares.” The Peru Exchange Shares will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Act”), and will be restricted upon issuance. The Company has undertaken to register the re-sale of the Peru Exchange Shares pursuant to the Act. The Peru Exchange Shares also will be subject to a lock-up agreement with the Company providing that they may not be sold by their holders until one year has passed following the closing of the Peru Agreement.

On April 19, 2007 the Company executed an agreement dated as of April 11, 2007 (the “Chile Agreement”) with Harold Gardner on behalf of a corporation to be formed in Chile which, prior to closing, will own certain mineral claims located in Chile. The corporation to be formed in Chile is referred to herein as “Chile Co.” Provided that the closing conditions contained in the Chile Agreement are satisfied and the assets contemplated in the Chile Agreement are held by Chile Co., Pacific Copper would acquire all of the outstanding shares of Chile Co. in exchange for 6,150,000 common shares of Pacific Copper. Chile Co. would then become a wholly owned subsidiary of Pacific Copper. The parties contemplate that a closing would take place on or about June 11, 2007. In order to facilitate the formation of Chile Co. upon execution of the Chile Agreement, the Company paid $25,000 to cover expenses relating to formation of Chile Co. and consummation of the Chile Agreement which has been expensed to General and Administration expense.

The shares of Pacific Copper to be received by the shareholders of Chile Co. upon consummation of the Chile Agreement are referred to as the “Chile Exchange Shares.” The Chile Exchange Shares will be issued pursuant to an exemption from registration under the Act, and will be restricted upon issuance. The Company has undertaken to register the re-sale of the Chile Exchange Shares pursuant to the Act. The Chile Exchange Shares also will be subject to a lock-up agreement with the Company providing that they may not be sold by their holders until one year has passed following the closing of the Chile Agreement.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Cash Flows
For the six months ended April 30, 2007 and April 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

9.	Related Party Transactions

During the six month and three month period ended April 30, 2007 the Company paid $45,000 and $22,500 respectively to a Corporation owned by an officer of the Company for providing consulting services (refer to note 8)

10.	Subsequent events

1.	On May 14, 2007 the Board granted the following stock options:

a)
Stock options granted to five (5) Officers/ Directors to purchase 250,000 common shares each at an exercise price of $0.50/per share or the closing price on the first day the Company’s shares trade on the OTC BB, which ever is the highest.

b)
Stock Options granted to two (2) consultants to each purchase 50,000 common shares at a price of $0.50 per share or the closing price on the first day the Company’s shares trade on the OTC BB which ever is the higher price.

c)
Stock Options granted to one (1) consultant to purchase 100,000 common shares at a price of $0.50 per share or the closing price on the first day the Company’s shares trade on the OTC BB which ever is the higher price.

The above options set out in (a), (b) and (c) were granted in accordance with the terms of the Company’s 2006 Stock Option Plan and shall vest at the rate of 1/12 each month until fully vested. Should any of the above parties leave their position or be discharged from the Company, no further vesting would take place as of the date they leave or are discharged. The option granted shall be for a term of five (5) years.

d)
Stock options to two (2) Directors and Ex-CFO to purchase 100,000 common shares each at an exercise price of $0.50 per share or the closing price on the first day the Company’s shares trade on the OTC BB, which ever is the highest.

The options referred to in (d) are granted in accordance with the terms of the Company’s 2006 Stock Option Plan and shall vest at the rate of 1/12 each month until fully vested. The option granted shall be for a term of five (5) years.

2.
Effective June 1, 2007 the Company executed an agreement with a consultant who will provide advice and consultation with respect to financial matters, business growth and development and general business consultation with respect to business opportunities in North America for a term of fifteen months. The Company agreed to compensate the consultant with 1,000,000 shares of restricted common stock which shall be earned by the consultant in the following manner: equal installments of 250,000 shares on December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. The said 1,000,000 shares of restricted Common stock of the Company will be tendered in one certificate on June 1, 2007; provided, however, that the consultant must return any unearned shares upon termination of the agreement. Either the consultant or the Company may terminate the agreement with or without cause upon thirty (30) days written notice to the other provided the Company may not give notice of cancellation before September 1, 2007.

3.
Effective June 1, 2007 the Company executed an agreement with a consultant who will provide advice and consultation with respect to financial matters, business growth and development and general business consultation with respect to business opportunities in Europe for a term of fifteen months. The Company agreed to compensate the consultant with 1,000,000 shares of restricted common stock which shall be earned by the consultant in the following manner: Equal installments of 250,000 shares on December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. The said 1,000,000 shares of restricted Common stock of the Company will be tendered in one certificate on June 1, 2007; provided, however, that the consultant must return any unearned shares upon termination of the agreement. Either the consultant or the Company may terminate the agreement with or without cause upon thirty (30) days written notice to the other provided the Company may not give notice of cancellation before September 1, 2007.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Cash Flows
For the six months ended April 30, 2007 and April 30, 2006
(Amounts expressed in US Dollars)
(Unaudited)

10.	Subsequent events-cont’d

4.
Effective June 1, 2007 the Company executed an agreement with a consultant who will provide advice and consultation with respect to financial public relations, business promotion, business growth and development and general business consultation for a term of twenty-four months. The Company agreed to compensate the consultant with a monthly payment of $4,000 not in advance and 1,000,000 shares of restricted common stock which shall be earned by the consultant in the following manner: equal installments of 250,000 shares on December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. The said 1,000,000 shares of restricted Common stock of the Company will be tendered in one certificate on June 1, 2007; provided, however, that the consultant must return any unearned shares upon termination of the agreement. Either the consultant or the Company may terminate the agreement with or without cause upon sixty (60) days written notice to the other provided the Company may not give notice of termination prior to January 1, 2008.

5.
Subsequent to the quarter ended April 30, 2007, the Company received $795,000 in in connection with the subscriptions for 1,590,000 units at $0.50 per unit. Each unit consists of one common share and one half a common share purchase warrant. Each full warrant is exercisable for one common share at $0.75 per share on or before April 30, 2009. The Company has obligations outstanding to an agent for $43,750 and a warrant to purchase 87,500 common shares at $0.50 per share on or before April 30, 2009. This private placement was undertaken entirely outside the United States and effected pursuant to an exemption under Regulation S

6.
Subsequent to the quarter ended April 30, 2007, the Company advanced a loan of $200,000 to a South American company, which is secured by a promissory note to carry out a drill program on property to be acquired by the Company through the acquisition of Peru Co. When the purchase of Peru Co. is completed the note may be retired with invoices for the drilling and if the purchase of Peru Co. is not completed than the promissory note will be repayable in cash.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)

INTERIM FINANCIAL STATEMENTS

JANUARY 31, 2007

(Amounts expressed in US Dollars)

(Unaudited)

CONTENTS

Interim Balance Sheets as of January 31, 2007 and October 31, 2006	F-14

Interim Statements of Operations for the three months ended January 31, 2007 and January 31, 2006	F-15

Interim Statements of Changes in Stockholders' Equity for the three months ended January 31, 2007 and the year ended October 31, 2006.	F-16

Interim Statements of Cash Flows for the three months ended January 31, 2007 and January 31, 2006.	F-17

Notes to Interim Financial Statements	F-18

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Balance Sheets as at
January 31, 2007 and October 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

	January 31,	October 31,
	2007	2006
	$	$
ASSETS

Current
Cash and cash equivalents	299,560	378,979
Prepaid expenses and other receivables	8,038	11,819

Total Current Assets	307,598	390,798
Plant and Equipment, net (note 4)	2,008	1,132

Total Assets	309,606	391,930

LIABILITIES

Current
Accounts payable	40,876	58,370
Accrued liabilities	3,600	10,013

Total Current Liabilities	44,476	68,383

Commitments and Contingencies (note 8)

STOCKHOLDERS' EQUITY

Capital Stock (note 5)
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, Nil issued and outstanding (2005 - nil)	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 17,975,932 issued and outstanding (2006 -17,315,932)	1,798	1,732
Additional Paid-in Capital	1,045,123	979,189
Deficit Accumulated During the Exploration Stage	(781,791)	(657,374)

Total Stockholders' Equity	265,130	323,547

Total Liabilities and Stockholders' Equity	309,606	391,930

See condensed notes to the interim financial statements

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Operations
For the three months ended January 31, 2007 and January 31, 2006 and the
Period from Inception (June 3, 1999) to January 31, 2007
(Amounts expressed in US Dollars)
(Unaudited)

	Cumulative since inception $	For the quarter ended January 31, 2007 $	For the quarter ended January 31, 2006 $
Revenues	-	-	-

Operating Expenses
General and administration	125,276	60,614	-
Project expenses	659,889	67,177	-
Amortization	89	89	-

Total Operating Expenses	785,254	127,880	-

Loss from Operations	(785,254)	(127,880)	-

Other income-interest	3,463	3,463	-

Loss before Income Taxes	(781,791)	(124,417)	-

Provision for income taxes	-	-	-

Net Loss	(781,791)	(124,417)	-

Loss per share-Basic and Diluted		(0.01)	(0.00)

Weighted Average Common SharesOutstanding		17,930,280	7,605,932

 See condensed notes to the interim financial statements

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Changes in Stockholders’ Equity
For the three months ended January 31, 2007 and January 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

	Common Stock Number of Shares	Amount $	Additional Paid-in Capital $	Deficit Accumulated during the Exploration Stage $	Total Stockholders' Equity
Common stock issued on inception	1		1		1

Common shares issued for nil consideration (note 5)	7,605,932	761	(761)	-	-

Cancelled shares	(1)	-	(1)		(1)

Contributed Services			8,743		8,743

Net Loss for the period from inception (May 18, 1999) through October 31, 2004			-	(8,743)	(8,743)

Balance, October 31, 2004	7,605,932	761	7,982	(8,743)	-

Contributed Services			1,178		1,178

Net Loss			-	(1,178)	(1,178)

Balance October 31, 2005	7,605,932	761	9,160	(9,921)	-

Common shares issued for cash	4,710,000	471	470,529	-	471,000

Common shares issued for acquisition of interests in mineral claims	5,000,000	500	499,500		500,000

Net Loss	-	-	-	(647,453)	(647,453)

Balance, October 31, 2006	17,315,932	1,732	979,189	(657,374)	$323,547

Common shares issued for cash	660,000	66	65,934		66,000

Net Loss	-	-	-	(124,417)	(124,417)

Balance January 31, 2007	17,975,932	1,798 1,045,123		(781,791)	$265,130

See condensed notes to the interim financial statements

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Cash Flows
For the three months ended January 31, 2007 and January 31, 2006
(Amounts expressed in US Dollars)
(Unaudited)

	Cumulative Since Inception	January 31, 2007	January 31, 2006
Cash Flows from Operating Activities
Net Loss	(781,791)	(124,417)	-
Adjustment for:
Amortization	89	89	-
Expenses credited to Additional Paid-in Capital	9,921	-	-
Shares issued for mineral claims, as part of project expenses	500,000	-	-
Changes in non-cash working capital
Prepaid expenses	(8,038)	3,781	-
Accounts payable	40,876	(17,494)	-
Accrued liabilities	3,600	(6,413)	-

Net cash used in operating activities	(235,343)	(144,454)	-

Cash Flows from Investing Activities
Acquisition of plant and equipment	(2,097)	(965)	-

Net cash used in investing activities	(2,097)	(965)	-

Cash Flows from Financing Activities
Issuance of common shares for cash	537,000	66,000	-

Net cash provided by financing activities	537,000	66,000	-

Net increase (decrease) in Cash and Cash equivalents	299,560	(79,419)	-

Cash- beginning of period	-	378,979	-

Cash - end of period	299,560	299,560	-

Supplemental Cash Flow Information
Interest paid	-	-	-
Income taxes paid	-	-	-

See condensed notes to the interim financial statements

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Operations
For the three months ended January 31, 2007 and January 31, 2006 and the
Period from Inception (June 3, 1999) to January 31, 2007
(Amounts expressed in US Dollars)
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of recurring accruals) considered necessary for fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for the year ended October 31, 2007. Interim financial statements should be read in conjunction with the company’s annual audited financial statements.

The interim financial statements include the accounts of Pacific Copper Corp. (the “Company”)

2.	Going Concern

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. There are certain conditions prevailing which cast substantial doubt as to the validity of using the going concern assumption. These conditions along with management’s plan to mitigate them are described below.

The Company is in the exploration stage and has not yet realized revenues from its planned operations. The Company has incurred a loss of $124,417 for the quarter ended January 31, 2007. At January 31, 2007, the Company had an accumulated deficit during the exploration stage of $781,791. The Company has funded operations through the issuance of capital stock. In September and October 2006, the Company issued its common stock for gross proceeds of $471,000. During the quarter ended January 31, 2007 the Company raised an additional $66,000. Management's plan is to continue raising additional funds through future equity or debt financing until it achieves profitable operations from its mineral extraction activities.

3.	Nature of Business and Operations

Pacific Copper Corp. (the "Company"), was incorporated on May 18, 1999 as Gate-1 Financial, Inc. under the laws of the State of Delaware. On August 17, 2006, Gate-1 Financial, Inc. changed its name to Pacific Copper Corp. The Company operates with the intent of exploration and extraction of minerals.

The Company is an exploration stage mining company and has not realized any revenues from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserve is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Operations
For the three months ended January 31, 2007 and January 31, 2006 and the
Period from Inception (June 3, 1999) to January 31, 2007
(Amounts expressed in US Dollars)
(Unaudited)

4.	Plant and Equipment, Net

Plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided commencing in the month following acquisition using the following annual rate and method:

Computer equipment	30%	declining balance method
Office furniture and fixtures	20%	declining balance method

	Cost $	January 31, 2007 Accumulated Depreciation $	Cost $	October 31, 2006 Accumulated Depreciation $
Officer, Furniture and Fixtures	386	-	-	-

Computer Equipment	1,711	89	1,132	-

	2, 097	89	1,132

Net Carrying Amount	$2,008		$1,132

5.	Issuance of Common Shares

Year ended October 31, 2006

In September and October of 2006, the Company issued 4,710,000 common shares through private placements for gross proceeds of $471,000.

On October 20, 2006 the Company issued 5,000,000 common shares to purchase 100% rights, title and interest in certain mineral claims located in the county of Okanogan, State of Washington, to the Vendors who had these claims registered in trust with Multi Metals Mining Inc., a Nevada Corporation. The total consideration of $500,000 calculated at $0.10 per common share has been expensed to the income statement as Project expenses.

Quarter ended January 31, 2007

During the three months ended January 31, 2007, the Company issued 660,000 common shares through private placement for gross proceeds of $66,000.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Interim Statements of Operations
For the three months ended January 31, 2007 and January 31, 2006 and the
Period from Inception (June 3, 1999) to January 31, 2007
(Amounts expressed in US Dollars)
(Unaudited)

6.	Employee Stock Option Plan

On August 8, 2006, the Board of Directors approved stock option plan ("2006 Stock Option Plan"), the purpose of which is to enhance the Company's stockholder value and financial performance by attracting, retaining and motivating the Company's officers, directors, key employees, consultants and its affiliates and to encourage stock ownership by such individuals by providing them with a means to acquire a proprietary interest in the Company's success through stock ownership. Under the 2006 Stock Option Plan, officers, directors, employees and consultants who provide services to the Company may be granted options to acquire common shares of the Company. Options may have a term of up to 10 years. The total number of shares reserved for issuance under the 2006 Stock Option Plan is 5,000,000. As of January 31, 2007, no options had been granted under the 2006 Stock Option Plan.

7.	Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123 (R)). SFAS 123 (R) requires companies to recognize compensation cost for employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company adopted the provisions of SFAS 123 (R) on November 1, 2006 using the “modified prospective” application method of adoption which requires the Company to record compensation cost related to unvested stock awards as of October 31, 2006 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. The adoption of this standard did not affect the financial statements for the year ended October 31, 2006, since up to that date, no stock options had been issued. The Company did not issue any stock options to any of its employees as of January 31, 2007.

8.	Commitments and Contingencies

The Company has entered into a one year contract with Medallion Capital Corp. for consulting services commencing September 1, 2006, at a rate of $7,500 per month plus reimbursement of expenses incurred with respect to the operation of the administration of the Corporation.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)

FINANCIAL STATEMENTS

YEARS ENDED OCTOBER 31, 2006 AND 2005

(Amounts expressed in US Dollars)

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Pacific Copper Corp.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Pacific Copper Corp. as at October 31, 2006 and 2005 and the related statements of operations, cash flows and stockholders’ equity for the years ended October 31, 2006 and 2005 and for the period from incorporation (May 18, 1999) to October 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Copper Corp. as at October 31, 2006 and 2005 and the results of its operations and its cash flows for the years ended October 31, 2006 and 2005 and for the period from incorporation (May 18, 1999) to October 31, 2006 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is exploration stage mining company and has no established source of revenues. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plan regarding these matters are also described in the notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada January 16, 2007 1167 Caledonia Road Toronto, Ontario M6A 2X1 Tel: 416 785 5353 Fax: 416 785 5663	Licensed Public Accountants Chartered Accountants

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Balance Sheets as at
October 31, 2006 and 2005
(Amounts expressed in US Dollars)

	2006	2005

ASSETS

Current
Cash and cash equivalents	378,979	-
Prepaid expenses and other	11,819	-

Total Current Assets	390,798	-

Plant and Equipment, net (note 4)	1,132	-

Total Assets	391,930	-

LIABILITIES

Current Liabilities
Accounts payable	58,370	-
Accrued liabilities	10,013	-

Total Current Liabilities	68,383	-

Commitments and Contingencies (note 6)

STOCKHOLDERS' EQUITY

Capital Stock (note 5)
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, Nil issues and outstanding (2005 - nil)	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 17,315,932 issued and outstanding (2005 -7,605,932)	1,732	761

Additional Paid-in Capital	979,189	9,160

Deficit Accumulated During the Exploration Stage	(657,374)	(9,921)

Total Stockholders' Equity	323,547	-

Total Liabilities and Stockholders' Equity	391,930	-

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Statements of Operations
Years Ended October 31, 2006 and 2005 and the Period from Inception (May 18, 1999) to October 31, 2006
(Amounts expressed in US Dollars)

	Cumulative Since Inception	2006	Through 2005
Revenues	-	-	-

Expenses
Project Expenses	592,712	592,712	-
General and administrative	64,662	54,741	1,178

Total Expenses	657,374	647,453	1,178

Loss Before Income Taxes	(657,374)	(647,453)	(1,178)

Income taxes	-	-	-

Net Loss	(657,374)	(647,453)	(1,178)

Loss per Share- Basic and Diluted		(0.08)	(0.00)

Weighted Average Common Shares Outstanding		8,155,329	7,605,932

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Statements of Stockholders' Equity
Years Ended October 31, 2006 and 2005 and the Period from Inception (May 18, 1999) Through October 31, 2006

	Common Stock Number of Shares	Amount $	Additional Paid-in Capital $	Deficit Accumulated during the Exploration Stage $	Total Stockholders' Equity

Common stock issued on inception	1		1		1

Common shares issued for nil consideration (note 5)	7,605,932	761	(761)	-	-

Cancelled shares	(1)	-	(1)		(1)

Contributed Services			8,743		8,743

Net Loss for the period from inception (May 18, 1999) through October 31, 2004			-	(8,743)	(8,743)

Balance, October 31, 2004	7,605,932	761	7,982	(8,743)	-

Contributed Services			1,178		1,178

Net Loss			-	(1,178)	(1,178)

Balance October 31, 2005	7,605,932	761	9,160	(9,921)	-

Common shares issued for cash	4,710,000	471	470,529	-	471,000

Common shares issued for acquisition of interests in mineral claims	5,000,000	500	499,500		500,000

Net Loss	-	-	-	(647,453)	(647,453)

Balance, October 31, 2006	17,315,932	1,732	979,189	(657,374)	$323,547

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Statements of Cash Flows
Years Ended October 31, 2006 and 2005 and the Period from Inception (May 18, 1999) to October 31, 2006
(Amounts expressed in US Dollars)

	Cumulative
	Since
	Inception	2006	2005
Cash Flows from Operating Activities
Net Loss	(657,374)	(647,453)	(1,178)
Adjustment for:

Expenses credited to Additional Paid-in Capital	9,921	-	1,178
Shares issued for mineral claims, as part of project expenses	500,000	500,000	-
Changes in non-cash working capital
Prepaid expenses	(11,819)	(11,819)	-
Accounts payable	58,370	58,370	-
Accrued liabilities	10,013	10,013	-

Net cash used in operating activities	(90,889)	(90,889)	-

Cash Flows from Investing Activities
Acquisition of plant and equipment	(1,132)	(1,132)	-
Net cash used in investing activities	(1,132)	(1,132)	-

Cash Flows from Financing Activities
Issuance of commn shares for cash	471,000	471,000	-
Net cash provided by financing activities	471,000	471,000	-

Net increase in Cash and Cash equivalents	378,979	378,979	-

Cash- beginning of year	-	-	-

Cash - end of year	378,979	378,979	-

Supplemental Cash Flow Information
Interest paid	-	-	-
Income taxes paid	-	-	-

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

1.	Nature of Business and Operations

Pacific Copper Corp. (the "Company"), was incorporated on May 18, 1999 as Gate-1 Financial, Inc. under the laws of the State of Delaware. On August 17, 2006, Gate-1 Financial, Inc. changed its name to Pacific Copper Corp. The Company operates with the intent of exploration and extraction of minerals.

2.	Going Concern

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As at year end there are certain conditions prevailing which cast substantial doubt as to the validity of using the going concern assumption. These conditions along with management’s plan to mitigate them are described below.

The Company is in the exploration stage and has not yet realized revenues from its planned operations. The Company has incurred a loss of $647,453 for the year ended October 31, 2006. At October 31, 2006, the Company had an accumulated deficit during the exploration stage of $657,374. The Company has funded operations through the issuance of capital stock. In September and October 2006, the Company issued its common stock for gross proceeds of $471,000 (see note 7). Subsequent to the year end the Company raised an additional $66,000. Management's plan is to continue raising additional funds through future equity or debt financing until it achieves profitable operations from its mineral extraction activities.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and their basis of application is consistent with that of the previous year. Outlined below are the significant accounting policies:

Basis of Presentation

a)	Cash and Cash Equivalents

Cash consists of cash and cash equivalents, which are short-term, highly liquid investments with original terms to maturity of 90 days or less.

b)	Short-Term Investments

Short-term investments include money market instruments and commercial paper carried at the lower of cost or market value.

c)	Mineral Rights

The Company is an exploration stage mining company and has not realized any revenues from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserve is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

d)	Plant and Equipment

Plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided commencing in the month following acquisition using the following annual rate and method:

Computer equipment	30%	declining balance method

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

e)	Impairment of Long-lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less cost to sell.

f)	Asset Retirement Obligation

The Company accounts for asset retirement obligations in accordance with Financial Accounting Standards Board ("FASB") Statement No. 143, "Accounting for Asset Retirement Obligations" (“Statement 143”), which requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which a company incurs the obligation.

g)	Revenue Recognition

Revenue is recognized when the metals are extracted, processed, and sold. The Company will record revenues from the sale of metals when delivery to the customer has occurred, collectability is reasonably assured and title has transferred.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

h)	Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

i)	Earnings (Loss) Per Share

The Company adopted Statement of Financial Accounting Standards ("FAS") No. 128, "Earnings per Share" which requires disclosure in the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

j)	Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. As of October 31, 2006 and 2005 the carrying value of financial instruments approximates their fair value due to the short-term maturity of these instruments.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

k)	Concentration of Credit Risk

SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration. The Company does not have significant off-balance sheet risk or credit concentration.

l)	Use of Estimates

Preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Actual results may ultimately differ from such estimates.

m)	Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", which replaces APB Opinion No. 20, "Accounting Changes", and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28". SFAS No. 154 provides guidance on the accounting for and reporting of changes in accounting principles and error corrections. SFAS No. 154 requires retrospective application to prior period financial statements of voluntary changes in accounting principles and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS No. 154 also requires certain disclosures for restatements due to correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, and are required to be adopted by the Company as of January 1, 2006. The impact that the adoption of SFAS No. 154 will have on the Company's results of operations and financial condition will depend on the nature of future accounting changes adopted by the Company and the nature of transitional guidance provided in future accounting pronouncements.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140". This Statement permits fair value of re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities"; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amended SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, the proposed guidance will have on its financial position and operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets", which amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". In a significant change to current guidance, SFAS No. 156 permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities: (1) Amortization Method or (2) Fair Value Measurement Method. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, the proposed guidance will have on its financial position and operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises’ financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing the effect, if any, FIN 48 will have on its financial position and operations.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements, however the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be its fiscal year beginning November 1, 2008. The implementation of SFAS No. 157 is not expected to have a material impact on the Company’s results of operations and financial condition.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (Topic 1N), “Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 addresses how the effect of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach which considers both the balance sheet and income statement approaches; (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors; and (iii) to adjust their financial statements if the new combined approach results in a conclusion that an error is material. SAB No. 108 addresses the mechanics of correcting misstatements that include effects from prior years. It indicates that the current year correction of a material error that includes prior year effects may result in the need to correct prior year financial statements even if the misstatement in the prior year or years is considered immaterial. Any prior year financial statements found to be materially misstated in years subsequent to the issuance of SAB No. 108 would be restated in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Because the combined approach represents a change in practice, the SEC staff will not require registrants that followed an acceptable approach in the past to restate prior years’ historical financial statements. Rather, these registrants can report the cumulative effect of adopting the new approach as an adjustment to the current year’s beginning balance of retained earnings. If the new approach is adopted in a quarter other than the first quarter, financial statements for prior interim periods within the year of adoption may need to be restated. SAB No. 108 is effective for fiscal years ending after November 15, 2006, which for the Company would be its fiscal year beginning November 1, 2007. The implementation of SAB No. 108 is not expected to have a material impact on the Company’s results of operations and financial condition.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

4.	Plant and Equipment, Net

	Cost	2006 Accumulated Depreciation	Cost	2005 Accumulated Depreciation
Computer equipment	1,132		$-
	$1,132	-	$-
Net carrying amount	1,132		$-

5.	Capital Stock

Authorized Capital

The Company was incorporated on May 18, 1999 with authorized capital of 100 shares of common stock, par value $0.01 per share.

On May 2, 2002 the Directors passed a resolution amending the Incorporation to increase the authorized capital to 50,000,000 shares of common stock, par value $0.0001 per share. In addition, the Corporation was authorized to issue 50,000,000 shares of preferred stock, par value $0.0001 per share, which may be divided into series and with preferences, limitations and relative rights as determined by the Board of Directors.

On August 17, 2006 the Directors passed a resolution amending the Incorporation to increase the authorized capital to 200,000,000 shares of common sock, par value $0.0001 per share.

Issued and Outstanding

On May 9, 2002, the Company authorized the increase in the number of shares of common stock issued to its sole shareholder ("Parent Company") to 7,605,932 shares of common stock. The Parent Company notified the Company that it had issued dividends of the common stock of the Company to the Parent Company shareholders and directed the Company to reissue the shares directly to the Parent Company's shareholders.

In September and October of 2006, the Company issued 4,710,000 common shares through private placements for gross proceeds of $471,000.

On October 20, 2006 the Company issued 5,000,000 common shares to purchase 100% rights, title and interest in certain mineral claims located in the county of Okanogan, State of Washington, to the Vendors who had these claims registered in trust with Multi Metals Mining Inc., a Nevada Corporation. The total consideration of $500,000 calculated at $0.10 per common share has been expensed to the income statement as Project expenses.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

On August 8, 2006, the Board of Directors approved stock option plan ("2006 Stock Option Plan"), the purpose of which is to enhance the Company's stockholder value and financial performance by attracting, retaining and motivating the Company's officers, directors, key employees, consultants and its affiliates and to encourage stock ownership by such individuals by providing them with a means to acquire a proprietary interest in the Company's success through stock ownership. Under the 2006 Stock Option Plan, officers, directors, employees and consultants who provide services to the Company may be granted options to acquire common shares of the Company. Options may have a term of up to 10 years. The total number of shares reserved for issuance under the 2006 Stock Option Plan is 5,000,000. As of October 31, 2006, no options had been granted under the 2006 Stock Option Plan.

6.	Commitments and Contingencies

The Company has entered into a one year contract with Medallion Capital Corp. for consulting services commencing September 1, 2006, at a rate of $7,500 per month plus reimbursement of expenses incurred with respect to the operation of the administration of the Corporation.

7.	Income Taxes

The Company's current and deferred income taxes are as follows:

	2006	2005
Loss before income taxes	$(647,453)	$(1,178)
Expected income tax recovery at the statutory rates of 35% (2005 - 35%)	$(226,609)	$(412)
Valuation allowance	226,609	412

Provision for income taxes	$-	$-

The Company has deferred income tax assets as follows:

	2006	2005
Net operating loss carry forward	$657,374	$9,921
Valuation allowance for deferred income tax assets	(657,374)	(9,921)

Deferred income taxes	$-	$-

As of October 31, 2006, the Company had approximately $657,374 of net operating loss carry forwards available to offset future taxable incomes which begin to expire between 2019 and 2026. These losses have not been reviewed and assessed by the taxation authorities.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

8.	Changes in Directors and Management

a)	Mr. J. Paul Hines was appointed the sole director of the Company on its incorporation and resigned on August 28, 2006.

b)	On August 28, 2006, the following persons were appointed as members of the Board:

William (Bill) G. Timmins; M. Elden Schorn; Gail Bloomer (subsequently resigned on September 11, 2006); Don Padgett; Todd Montgomery; Brent Walter

9.	Subsequent Events

On November 1 and 2, 2006, the Company issued 600,000 common shares for total receipts of $60,000.

On January 10, 2007, the Company issued 60,000 common shares for total receipts of $6,000.